UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Viad Corp
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Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

April 15, 2015
Dear Fellow Viad Corp Shareholder:
We look forward to your attendance in person or by proxy at the 2015 Annual Meeting of Shareholders of Viad Corp. We will hold the meeting on Thursday, May 21, 2015, at 8:00 a.m., Mountain Standard Time, at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016. The formal notice of the meeting and proxy statement are attached and provide information about the matters to be acted upon by shareholders.
Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of the Company and for a discussion of the business to be considered at the meeting, as explained in the notice and proxy statement. The agenda for this year’s annual meeting includes the following items:

Agenda Item	Board Recommendation
Election of Directors	FOR
Ratification of Deloitte & Touche LLP as our independent public accountants for 2015	FOR
Advisory approval of named executive officer compensation	FOR
Your vote is important, and we urge you to cast your vote promptly. Whether you plan to attend the meeting or not, please sign, date and return the enclosed proxy card in the envelope provided, or you may vote your shares by telephone or the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.
Thank you for your continued support of Viad Corp.

Sincerely,

Richard H. Dozer	Steven W. Moster
Chairman of the Board of Directors	President and Chief Executive Officer

Viad Corp 1850 North Central Avenue, Suite 1900 Phoenix, Arizona 85004-4565

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 21, 2015
8:00 a.m.
The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016
The 2015 Annual Meeting of Shareholders of Viad Corp, a Delaware corporation, will be held at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016, on Thursday, May 21, 2015, at 8:00 a.m., Mountain Standard Time. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel’s free valet parking. The purposes of the meeting are to:
1.    Elect three directors to Viad’s Board of Directors, each for a three-year term;
2.    Ratify the appointment of Deloitte & Touche LLP as our independent public accountants for 2015;
3.    Approve, in an advisory vote, the 2014 compensation of Viad’s named executive officers; and
4.    Consider any other matters which may properly come before the meeting and any adjournments.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. Our 2014 Annual Report, including financial statements, is included with your proxy materials. Only shareholders of record of common stock at the close of business on April 8, 2015 are entitled to receive this notice and to vote at the meeting. A list of shareholders entitled to vote will be available at the meeting for examination by any shareholder for any proper purpose. The list will also be available on the same basis for 10 days prior to the meeting at Viad’s principal executive office at the address listed above. To assure your representation at the meeting, please vote your shares by telephone, the Internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. The Internet and automated telephone voting features are described on the proxy card. We have enclosed a return envelope, which requires no postage if mailed in the United States, if you choose to mail your proxy. Your proxy is being solicited by the Board of Directors.

By Order of the Board of Directors

Deborah J. DePaoli
General Counsel and Secretary
April 15, 2015
Important Notice Regarding the Availability of Proxy Materials
The 2015 Proxy Statement and 2014 Annual Report are available at viad.investorroom.com/proxy_notices

PROXY STATEMENT SUMMARY

Viad Corp 2015 Annual Meeting	Thursday, May 21, 2015 8:00 a.m., Mountain Standard Time	The Ritz-Carlton 2401 East Camelback Road Phoenix, Arizona 85016

Agenda	1.	Elect three directors.
	2.	Ratify the appointment of Deloitte & Touche LLP as our independent public accountants (also referred to as “independent auditors”) for 2015.
	3.	Hold an advisory vote to approve the 2014 compensation of Viad’s named executive officers.
	4.	Any other proper business.

Proxies Solicited By	Board of Directors of Viad Corp.

First Mailing Date	We anticipate mailing the proxy statement on April 15, 2015.

Record Date	April 8, 2015. On the record date, we had 20,030,663 shares of our common stock outstanding.

Voting
If you were a holder of common stock on the record date, you may vote at the meeting. Each share held by you is entitled to one vote. You can vote in person at the meeting, by the Internet, by automated telephone voting or by proxy.

Proxies
We will vote signed returned proxies “FOR” the Board’s director nominees, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants for 2015 and “FOR” the approval of the compensation of Viad’s named executive officers, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, proxy holders will vote for a person whom they believe will carry on our present policies.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under the “Voting Procedures and Revoking Your Proxy” section of this proxy statement.

Your Comments	Your comments about any aspect of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.
Prompt return of your proxy will help reduce the costs of resolicitation.

Viad Corp | PROXY STATEMENT SUMMARY	1

PROPOSAL 1: ELECTION OF DIRECTORS
INTRODUCTION
Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors (the “Board of Directors” or the “Board”) of Viad Corp (“Viad,” “we” or the “Company”) has nominated the three persons listed below to serve as directors. Each of the director nominees proposed for election at this year’s annual meeting is an independent director within the meaning of the New York Stock Exchange (“NYSE”) listing standards, applicable Securities and Exchange Commission (“SEC”) regulations and Viad’s Corporate Governance Guidelines.
MAJORITY VOTE STANDARD FOR ELECTION OF DIRECTORS
Viad’s Bylaws (the “Bylaws”) provide that the vote standard is a majority of votes cast for uncontested elections of directors, which means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee. The Bylaws further provide that if a nominee who already serves as a director is not elected by a majority vote, then the director will be obligated to tender his or her resignation to the Board. The Corporate Governance and Nominating Committee of the Board will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will be required to publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision. In contested elections where the number of nominees exceeds the number of directors to be elected, the Bylaws provide for a plurality vote standard. If a nominee who was not already serving as a director is not elected at the annual meeting, the Bylaws provide that the nominee would not become a director.
SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS
While Viad’s directors have many individual qualifications, our Board believes that certain specific qualifications are common to all of Viad’s directors, and these qualifications (as well as others) led the Board to conclude that each director listed below under the “Director Nominees” and “Directors Continuing in Office” sections should serve on the Board. These qualifications include:

•	Highest ethical standards and integrity

•	Willingness to act on and be accountable for Board decisions

•	Ability to provide informed and thoughtful counsel to top management on a range of issues

•	History of achievement that reflects superior standards for himself/herself and others

•	Loyalty and commitment to driving the success of Viad

•	Willingness to ask questions and pursue answers

•	Ability to take tough positions, while at the same time work as a team player

•	Willingness to devote sufficient time to carrying out his/her duties and responsibilities effectively as a Board member, and commitment to serve on the Board for an extended period of time

•	Adequate time to spend learning the businesses of Viad

•	Individual background that provides a portfolio of experience, knowledge and personal attributes commensurate with Viad’s needs

BOARD STRUCTURE
Our Board currently consists of 10 persons divided into three classes or groups. The term of one class of directors expires at each annual meeting, and nominees are elected to that class for a term of three years. Three directors are proposed for election at this year’s Annual Meeting of Shareholders.

2	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTOR NOMINEES
Our Board of Directors has nominated Daniel Boggan Jr., Richard H. Dozer and Robert E. Munzenrider for election at the 2015 Annual Meeting of Shareholders. These nominees are currently independent members of the Board of Directors and, if elected, have agreed to serve another term, which will expire in 2018. Information about the director nominees is presented below.

Daniel Boggan Jr.

Mr. Boggan is a retired Senior Vice President and Chief Operating Officer of the National Collegiate Athletic Association (NCAA), a voluntary organization which governs college and university athletic programs, where he worked from 1996 until his retirement in August 2003. He was Chief of Staff, Office of the Mayor, Oakland, California from January 2007 to August 2007 and Vice President-Business Development for Siebert Brandford Shank & Co., L.L.C., a municipal finance firm which provides investment banking, sales and trading and financial advisory services, from 2005 to 2006. From 2003 to 2005, Mr. Boggan served as a consultant for Siebert Brandford Shank & Co., L.L.C. Mr. Boggan also served as a trustee of The California Endowment from 2004 to 2013, as Chair of its Investment and Finance Committee from 2010 to 2012 and as Chairman of its Board from 2008 to 2010. He served as a trustee of Albion College from 1993 to 2011. He also served on the Board of Alameda County Medical Center as President and Chair of the Executive Committee from 2010 to 2013, as a member of the Human Resources Committee and Quality Professional Services Committee from 2008 to 2013 and as Vice Chair from 2008 to 2010. He was a director of Collective Brands, Inc. from 1997 to 2012 and is currently a director of The Clorox Company. Mr. Boggan has specific knowledge regarding marketing, operations, management, sales and other fields related to Viad's industries. Age 69. Director since 2005.

Richard H. Dozer

Mr. Dozer has served as our independent Chairman of the Board since December 2014. Mr. Dozer was President of the Arizona Diamondbacks, a Major League Baseball franchise, from the team’s inception in 1995 until 2006, Vice President and Chief Operating Officer of the Phoenix Suns, an NBA professional basketball franchise, from 1987 to 1995 and President of the US Airways Center arena (formerly America West Arena) from 1989 to 1995. Mr. Dozer’s leadership positions with the Arizona Diamondbacks, Phoenix Suns and US Airways Center provided him with skills and experience related to Viad’s specific industries, including the operations, management, sales and marketing of large-scale live corporate and consumer events. Mr. Dozer also has financial experience, which he acquired from his audit manager position and other positions he held with Arthur Andersen from 1979 to 1987, during which time he held a CPA license. Mr. Dozer was Chairman-Phoenix Office of GenSpring Family Offices, a wealth management firm for ultra high net worth families, a position he held from 2008 to 2013. He also serves as Treasurer of the Greater Phoenix Convention and Visitors Bureau. Mr. Dozer was co-founder and a managing partner of CDK Partners, a real estate development and investment company, from 2006 to 2008. Mr. Dozer is a director, Chairman of the Board, and Audit Committee Chairman of Swift Transportation Company, a public company, a director and Finance Committee Chairman of Blue Cross Blue Shield of Arizona, as well as a member of the Executive Committee, Compensation Committee and Audit Committee of that company, and a director and Audit Committee and Finance Committee member of Apollo Education Group, Inc., a public company. He previously served as a director of Stratford American Corporation from 1998 to 2006. Age 58. Director since 2008.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	3

Robert E. Munzenrider

Mr. Munzenrider is Founder or Co-Founder of several e-commerce businesses, and is a retired President of Harmon AutoGlass, a subsidiary of Apogee Enterprises, Inc., a national chain of retail automotive services and insurance claims processor, a position he held from 2000 to 2002. In 1999, Mr. Munzenrider served as Vice President and Chief Financial Officer of the Glass Services Segment of Apogee Enterprises. He also served during part of 1999 as Executive Vice President and Chief Financial Officer of Eliance Corp., an e-commerce transaction processor. From 1997 to 1998, Mr. Munzenrider served as Vice President and Chief Financial Officer of St. Jude Medical, Inc., an international medical device manufacturing and marketing company. Mr. Munzenrider has a strong finance and accounting background, holding his CPA license since 1971 and serving in the position of Chief Financial Officer for a majority of his professional career. In addition, he has a historical familiarity with Viad operations, as he was the Chief Financial Officer of three of Viad’s former operating companies from 1982 to 1997. Mr. Munzenrider is a director of MGC Diagnostics Corporation (formerly Angeion Corporation), and is Chair of the Audit Committee and a member of the Compensation Committee and Nominating Committee. He is also Lead Director, Chair of the Audit and Governance & Nominating Committees and a member of the Compensation Committee of Kips Bay Medical, Inc. He previously served as a director of Criticare Systems, Inc., ATS Medical, Inc. and CABG Medical, Inc. Age 70. Director since 2004.

Recommendation of the Board
The Board of Directors recommends that you vote “FOR” these director nominees.
DIRECTORS CONTINUING IN OFFICE
Information about the seven directors continuing in office until expiration of their designated terms is presented below.
For Terms Expiring at the 2016 Annual Meeting:

Andrew B. Benett

Mr. Benett is the Global Chief Executive Officer of Havas Worldwide, a global integrated marketing communication network employing over 10,000 people across 300 offices in 75 countries. He is also Global Chief Executive Officer and Global Chief Strategy Officer of Havas Creative Group, the largest business unit of Havas S.A., a leading global advertising, digital and communications group. From 2010 to 2013, Mr. Benett held the position of Global Chief Executive Officer of Arnold Worldwide, a Havas company. From 2007 to 2010, Mr. Benett was Global Chief Strategy Officer of Havas Worldwide (formerly known as Euro RSCG Worldwide, Inc.) and Co-Chief Executive Officer of Euro RSCG New York. Previously, Mr. Benett was Executive Vice President and Executive Director, Brand Strategy and Innovation of Futurebrand Company, Inc., a brand strategy, innovation and marketing consultancy. Mr. Benett has extensive experience in the areas of innovative marketing solutions and digital media, broad knowledge of the digital and social media revolution impacting businesses and decades of experience working with some of the world’s most well-known brands. Age 44. Director since 2013.

4	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

Isabella Cunningham

Dr. Cunningham is an Ernest A. Sharpe Centennial Professor in Communication at The University of Texas at Austin, a position she has held since 1983, and has been a Professor of the Stan Richards School of Advertising & Public Relations at the university since 2014. She was the Chair of the Department of Advertising from 2002 to 2014 and has been a Professor of Advertising at the university since 1981, and serves as a member of many university and community organizations. Dr. Cunningham has extensive knowledge and expertise regarding the marketing industry, including the face-to-face marketing space in which Viad competes, and has been published extensively in the area of business and marketing. She has broad international business exposure and holds a Doctor of Jurisprudence degree and a Masters in Business Administration degree from two Brazilian universities. Dr. Cunningham acquired executive management and governance experience during her service on the boards of directors of Cornell Companies, Inc. from 2005 to 2006, Dupont Photomasks, Inc. from 2001 to 2005 and other for-profit companies and non-profit organizations. Age 72. Director since 2005.

Albert M. Teplin

Dr. Teplin is a retired Senior Economist for the Board of Governors of the Federal Reserve System, where he served in that position from 2001 to 2002 and as Chief, Flow of Funds Section from 1989 to 2001. Dr. Teplin has broad experience analyzing economic trends and their application to business practices and government policies and has a doctorate in economics from the Johns Hopkins University in Baltimore, Maryland. His background also provides him with an ability to understand and evaluate technical financial matters pertaining to mergers, acquisitions and other significant business decisions. A Certified Financial Planner™, Dr. Teplin currently heads Teplin Financial Planning LLC and is Senior Planner for Connemara Fee Only Planning, LLC in Rockville, Maryland. He was previously a director from 2004 to 2010 and Audit Committee Chair from 2008 to 2010 of MoneyGram International, Inc., a former subsidiary of Viad. Age 69. Director since 2003.

For Terms Expiring at the 2017 Annual Meeting:

Edward E. Mace

Mr. Mace has been Chief Executive Officer of SMG Hospitality Management LLC (“SMG-HM”) since 2014. SMG-HM is a company that manages and operates certain fund-level and project-specific entities formed to acquire, develop, reposition and own hotels and resorts in the United States. He also holds various positions with related entities: Co-Founder/Managing Partner of Silverwest Hotel Partners LLC and Managing Director-Hotel & Resort Group of Mariner Real Estate Management LLC. Mr. Mace is also the Founder of Mace Pacific Holding Company, LLC, a private investment company involved in hotel and resort investment, and has served as its President since 2006. He served as President and Chief Executive Officer of Ascent Resort Partners, a developer and operator of hotels and resorts, from 2009 to 2011, and was a member of the Concessions Management Advisory Board of the U.S. National Park Service from 2010 to 2012. Mr. Mace was President of Vail Resorts Lodging Company and Rock Resorts International LLC, both subsidiaries of Vail Resorts, Inc., an owner, manager and developer of ski resorts and related lodging, from 2001 to 2006. Prior to that position, Mr. Mace was an executive of Fairmont Hotels & Resorts, Inc., where he served as Vice Chairman from 2000 to 2001, President and Chief Executive Officer from 1998 to 2000, and Executive Vice President from 1996 to 1998. From 1994 to 1996, Mr. Mace was a partner in KPMG LLP’s hospitality and real estate consulting practice. He also served as a director of BRE Properties, Inc., a publicly-traded real estate investment trust, from 1998 to 2010. Mr. Mace has extensive public company experience in the travel and leisure sector, both as an executive officer and as a director, as well as finance and accounting experience. Age 63. Director since 2012.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	5

Steven W. Moster

Mr. Moster has served as President and Chief Executive Officer of Viad since December 2014, Group President of the Marketing & Events Group of the Company since 2011 and President of Global Experience Specialists, Inc. (“GES”), a subsidiary of Viad, since November 2010. Mr. Moster has served the Company in various executive management roles, including Executive Vice President - Chief Sales & Marketing Officer of GES from 2008 to February 2010, Executive Vice President - Products and Services of GES from 2005 to February 2010 and Vice President - Products & Services Business of GES from 2004 to 2005, and worked as an independent consultant of the Company from April 2010 to August 2010. Prior to joining GES in 2004, Mr. Moster was Engagement Manager, Management Strategy Consulting for McKinsey & Company from August 2000 to January 2004, where he worked with a broad set of clients to create and implement growth strategies. Mr. Moster’s track record of executing growth strategies and improving operating efficiencies, and his deep understanding of Viad's operations, give him the unique ability to accelerate the Company’s strategic growth initiatives and enhance shareholder value across both business groups. Age 45. Director since 2014.

Margaret E. Pederson

Ms. Pederson has served as the President of Amirexx LLC, a consulting firm focused on exhibitions, conferences, events and media, since 2008, and Managing Director, Golden Seeds Fund LP, an investment group that is dedicated to investing in early and growth stage companies founded and/or led by women, since 2010. Ms. Pederson served as Chairman of the Board, International Association of Exhibitions and Events, an international association representing those who plan, produce and service exhibitions, conferences and proprietary corporate events, from 2008 to 2009. Prior to that position, she served on the Board of Directors of the Society of Independent Show Organizers (SISO) from 1999 to 2006 and as Chairman of the Board from 2004 to 2005. She also served as President, Penton Exhibitions group of Penton Media, Inc., an exhibition and conference organizer, from 1999 to 2008, and served in senior management and operational roles at Reed Exhibition Companies from 1983 to 1999. Ms. Pederson has extensive industry experience and knowledge concerning the industries in which Viad’s Marketing & Events Group competes and substantial experience in international business. Age 60. Director since 2011.

Joshua E. Schechter

Mr. Schechter has served as a director of Aderans Co., Ltd. ("Aderans"), a multinational company engaged in hair-related business, since 2008, and is the Executive Chairman of Aderans America Holdings, Inc., Aderans' holding company in the United States. From 2001 to 2013, Mr. Schechter served as Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to 2013, Mr. Schechter served as co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter previously served on the Board of Directors of The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from March 2014 until the completion of its sale in March 2015; WHX Corporation (now known as Handy & Harman Ltd.) (NASDAQ: HNH), a diversified manufacturer of engineered niche industrial products with leading positions in many of the markets it serves, from 2005 until 2008; and Puroflow, Inc. (now known as Argan, Inc.) (NYSE: AGX), a provider of a full range of power industry and telecommunications infrastructure services, from 2001 until 2003. Together with his managerial and public company board experience, Mr. Schechter's experience in capital markets, acquisitions and other transactions in a variety of industries enables him to provide valuable insight to the Board. Age 42. Director since April 11, 2015.

6	Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS

OTHER INFORMATION

On February 20, 2015, JCP Investment Partnership, LP (“JCP”) notified Viad of its intent to nominate three director candidates at the annual meeting.  Following discussions between representatives of JCP, including its nominees, and representatives of Viad, on April 11, 2015, we entered into a settlement agreement (the “Settlement Agreement”) with a group of investors represented by JCP (the “JCP Group”).  Pursuant to the Settlement Agreement, among other things, our Board expanded its size from nine to 10 members and appointed Joshua E. Schechter as a new director of the Company and as a member of the Corporate Governance and Nominating Committee; the JCP Group agreed to certain standstill restrictions set forth in the Settlement Agreement; the JCP Group agreed to vote its shares in favor of the election of directors nominated by the Board and otherwise in accordance with the Board’s recommendation, except that in the event that Institutional Shareholders Services (“ISS”) recommends otherwise with respect to any proposals (other than the election of directors), each member of the JCP Group is permitted to vote in accordance with the ISS recommendation; and JCP withdrew its notice of nomination.  In addition, the Company agreed to reimburse certain expenses of the JCP Group in an amount not to exceed $35,000.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

CORPORATE GOVERNANCE POLICIES AND PRACTICES
In accordance with applicable laws and the Bylaws, the business and affairs of Viad are governed under the direction of the Board of Directors. The system of governance practices the Company follows is set forth in its Corporate Governance Guidelines and in the charters of each of the committees of the Board of Directors. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to its duties, operations, committee matters, director qualifications and selection process, director compensation, director independence, director orientation and continuing education, chief executive officer evaluation, management succession and annual Board and committee evaluation. The Corporate Governance Guidelines and committee charters are reviewed periodically to ensure the effective and efficient governance of Viad and compliance in a timely manner with all laws and the listing standards of the NYSE that are applicable to corporate governance.
Corporate governance information, including the Corporate Governance Guidelines, committee charters and the Code of Ethics applicable to Viad’s directors, officers and employees may be viewed on Viad’s web site at http://viad.investorroom.com/corporate_governance. They are also available in print upon request to the Corporate Secretary of Viad at the address listed in the notice of meeting attached to this proxy statement.
CORPORATE GOVERNANCE HIGHLIGHTS
We are proud of our corporate governance program. Highlights of the corporate governance standards of our Company are provided below:

•	The Board has separated the positions of Chief Executive Officer (“CEO”) and Chairman of the Board

•	The Board has an independent Chairman

•	No poison pill agreement

•
Company policy prohibits all directors, executive officers and employees from engaging in hedging transactions with respect to Viad securities, and all directors, NEOs and other executive officers from pledging, or using as collateral, Viad securities in order to secure personal loans or other obligations

•	Viad’s NEOs and other executive officers may not sell any vested restricted stock granted in 2013 and thereafter unless and until they have complied with the Company’s stock ownership guidelines

•	All directors are independent outside directors, except the CEO

•	The Board holds regular non-management executive sessions

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7

•
The Company has a majority voting requirement for the election of directors in uncontested elections and requires incumbent directors who do not receive a majority of the votes to submit their resignations to the Board

•	All standing committees of the Board are comprised 100% of independent outside directors

•	Three independent directors with extensive expertise in Viad’s industries were recently elected to the Board, namely Mr. Benett (2013), Mr. Mace (2012) and Ms. Pederson (2011)

•	Forfeiture (or “clawback”) provisions apply to short-term and long-term incentive compensation

•
Policy on insider trading generally permits Viad’s directors, NEOs and other executive officers to engage in transactions involving the Company’s common stock and other securities only: (a) during a trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information

•	A culture of compliance and ethical behavior reinforced through our Always Honest® Compliance & Ethics Program, which we instituted more than 20 years ago
COMMITTEES AND DIRECTOR INDEPENDENCE
Our Board maintains three standing committees to assist in fulfilling its responsibilities: the Audit Committee, the Corporate Governance and Nominating Committee and the Human Resources Committee. Our Board also has one ad hoc committee: the Innovation & Marketing Strategy Committee. Each committee meets periodically during the year, reports regularly to the full Board and annually evaluates its performance. The table below provides current membership and meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board, within the meaning of the NYSE listing standards, applicable SEC regulations and Viad’s Corporate Governance Guidelines. The Corporate Governance Guidelines include categorical standards for independence that meet or exceed the NYSE listing standards. All current directors on the Board are independent, and during 2014 all directors were independent, except there is, and was throughout 2014, one officer-director serving on the Board.

Name	Audit	Corporate Governance and Nominating	Human Resources	Innovation & Marketing Strategy[1]	Independent Director
Mr. Benett		Member		Member	Yes
Mr. Boggan		Chair	Member		Yes
Dr. Cunningham	Member	Member		Chair	Yes
Mr. Dozer	Member		Member		Yes
Mr. Dykstra[2]				Member	No
Mr. Mace	Member		Chair		Yes
Mr. Moster[3]					No
Mr. Munzenrider	Chair		Member		Yes
Ms. Pederson		Member	Member	Member	Yes
Mr. Schechter[4]		Member			Yes
Dr. Teplin	Member	Member			Yes
2014 Meetings	11	4	5	5

[1]	Ad hoc committee of the Board.

[2]	Resigned from the Board effective December 3, 2014.

[3]	Effective as of December 3, 2014.

[4]	Effective as of April 11, 2015.

8	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The particular areas of responsibility of each Board committee and other related information are described below. Each committee may form and delegate authority to a subcommittee of one or more members of the committee.
Audit Committee. The Audit Committee appoints Viad’s independent registered public accountants and assists the Board in monitoring the quality and integrity of the financial statements of Viad, the compliance by Viad with legal and regulatory requirements and the independence and performance of Viad’s internal auditors and external independent registered public accountants. The Committee conducts regularly scheduled executive sessions with individual members of Viad’s management and with Viad’s independent registered public accountants. The Committee has sole authority to appoint or replace Viad’s independent registered public accountants. The independent registered public accountants report directly to the Committee. The Board has determined that all members of the Audit Committee are “financially literate,” as defined by NYSE listing standards, and that Mr. Munzenrider qualifies as an “audit committee financial expert,” as defined by SEC regulations.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee proposes a slate of directors for election by the shareholders at each annual meeting and proposes candidates to fill any vacancies on the Board. The Committee is also responsible for an assessment of the Board’s performance to be discussed with the full Board annually, and for review of, and from time to time for proposal of changes to, the Corporate Governance Guidelines and the compensation and benefits of non-employee directors. The Committee has sole authority to retain and/or terminate any search firm or compensation consultant used to identify director candidates or to assist in the evaluation of director compensation.
Human Resources Committee. The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and shareholder value. The Committee also reviews and approves, subject to ratification by independent members of the Board, the salary and equity and incentive compensation of Viad’s CEO, approves salaries and compensation of other Viad executive officers and approves incentive compensation targets and awards under various compensation plans and programs of Viad. In addition, the Committee has sole authority to retain and/or terminate any compensation consultant used to assist in the evaluation of the compensation of the CEO and other executive officers. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. While the Corporate Governance and Nominating Committee is responsible for reviewing and making recommendations to the Board regarding non-employee director compensation and benefits, the Human Resources Committee has sole authority to approve grants of equity compensation to non-employee directors under the 2007 Viad Corp Omnibus Incentive Plan. The CEO makes a recommendation to the Committee on the compensation of other executive officers of Viad; however, the Committee has sole authority to approve, for the CEO and other executive officers: (a) the annual base salary level; (b) the annual incentive opportunity level and granting of incentive awards; (c) the long-term incentive opportunity level and granting of awards; and (d) any special or supplemental benefits, with the salary, equity and incentive compensation of the CEO being subject to ratification by independent members of the Board.
Independent Compensation Consultant to Human Resources Committee. The Human Resources Committee has retained Pearl Meyer & Partners (“PM&P”) as the Committee’s independent compensation consultant. In 2014, PM&P performed executive compensation market analysis and executive pay and performance alignment analysis. The Committee derived benchmark valuations from general industry market surveys and the Company’s comparator group in consultation with PM&P. Viad paid PM&P in 2014 only for services and advice related to executive compensation. The Human Resources Committee assessed, based on the six independence factors for compensation consultants outlined in the SEC rules, whether the work of its independent compensation advisor would raise a conflict of interest. Based on a review of the six independence factors, the Committee determined that the services provided by PM&P to Viad had not raised a conflict of interest.
Innovation & Marketing Strategy Committee. The Innovation & Marketing Strategy Committee of the Board is an ad hoc committee responsible for assisting the Board in overseeing the Company’s innovation and marketing strategies and related activities, reviewing and monitoring the progress of such activities and providing strategic advice in connection with initiatives to expand and accelerate the use of digital solutions by the Company.

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	9

BOARD MEETINGS AND ANNUAL SHAREHOLDERS MEETING
Under Viad’s Corporate Governance Guidelines, each director is expected to attend the Annual Meeting of Shareholders, Board meetings and meetings of committees on which they serve. The Board of Directors held four regular meetings and eight special meetings during 2014. Each director who held office in 2014 attended 100% of his or her Board and committee meetings in 2014, except that Mr. Dozer was absent from one Audit Committee meeting. All directors who held office in May 2014 were in attendance at the 2014 Annual Meeting of Shareholders.
MEETINGS OF NON-MANAGEMENT DIRECTORS
Our Board held nine executive sessions of the independent, non-management directors in 2014. Regular executive sessions of the non-management directors have been scheduled for 2015.
BOARD LEADERSHIP STRUCTURE
Viad has separated the roles of Chairman and CEO. The Chairman of our Board, Mr. Dozer, is an independent director and formerly served as the Lead Independent Director since May 2013. Our CEO, Mr. Moster, also serves as a member of the Board. The Board believes the separation of the Chairman and CEO roles will allow the CEO to focus his time and energy on operating and managing the Company while leveraging the Chairman’s experience and perspectives. The role of Lead Independent Director was eliminated in December 2014 in connection with the implementation of this leadership structure.
Mr. Dozer does not have an employment contract with the Company.

The Board also believes that Viad has appropriate governance practices to ensure that the full Board maintains independent oversight, including:

•	All directors on the Board are independent, except the CEO

•	Executive sessions of the independent directors are held at regular meetings of the Board

•	An annual review of the performance of the CEO is conducted by the Human Resources Committee, whose members are all independent directors

•	An annual review of the Board’s performance is led by the Corporate Governance and Nominating Committee, whose members are all independent directors

•	The process for selecting new directors is led by the Corporate Governance and Nominating Committee

•
Regular succession planning reviews are conducted by the Board for the positions of the CEO and his senior management team, as well as other significant management positions within Viad’s operating companies. The Board periodically reviews interim (i.e., emergency-response) and long-term succession plans with a view toward providing for orderly transitions (in the cases of both planned and unplanned management changes) related to each of Viad’s key executive positions

•	The responsibilities of our independent Chairman include, but are not limited to, the following:

◦	Presiding over regular and special meetings of the Board

◦	Presiding over the annual shareholders meeting

◦	Presiding over and calling executive sessions or other meetings of the independent directors

◦	Calling special meetings of the Board (without prejudice to any rights of the majority of directors to call such meetings)

◦	Coordinating the preparation of the meeting agendas in consultation with the CEO, and coordinating Board meeting schedules

10	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

◦	Coordinating with committee chairpersons on agenda items and meeting schedules

◦	Being available to participate in, and facilitating meetings with, our shareholders

◦	Recommending independent Board advisors for the Board’s approval

◦	Leading the Board in anticipating and responding to crises

◦
Acting as a liaison between the Board and management, and facilitating communications between the Board and the CEO between meetings, including discussing action items with the CEO following executive sessions

◦
Working with management in defining the scope, quality, quantity and timeliness of the flow of information between management and the Board that is necessary for the Board to effectively and responsibly perform its duties

◦
Providing advice and counsel to the CEO and other members of senior management in areas such as corporate and strategic planning and policy, mergers and acquisitions, investor relations and other areas requested by the Board

◦	Such other responsibilities as may from time to time be assigned by the Board
CORPORATE GOVERNANCE AND NOMINATING AND HUMAN RESOURCES COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION
Viad is not aware of any interlocking relationships between any member of the Human Resources Committee or Corporate Governance and Nominating Committee and any of Viad’s executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.
REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
In February 2007, the Board adopted a written policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (including directors, executive officers, shareholders owning 5% or greater of the Company’s outstanding stock and their immediate family members). The policy applies to any transaction in which Viad or an operating company is a participant and any related person has a direct or indirect interest, excluding de minimus transactions of a commercial or other nature between a related person and Viad or one of its operating companies, as well as any compensation arrangements with executive officers or directors of Viad that have been approved or authorized by the Board or the Human Resources Committee.
The Corporate Governance and Nominating Committee is responsible for reviewing, approving and/or ratifying any transaction involving a related person. Management will bring the matter to the attention of the Corporate Governance and Nominating Committee and provide it with all material information with respect to related person transactions. A related person transaction must be approved in advance whenever practicable, otherwise it must be ratified as promptly as practicable; provided that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. In determining whether to authorize, approve and/or ratify a related person transaction, the Committee considers all information that it determines is reasonable under the circumstances. Specifically, the Committee inquires into whether the transaction is fair and reasonable and whether the terms of the transaction are more or less favorable to Viad than terms Viad could obtain in a comparable arm’s length transaction with an unrelated third party. A related person transaction will be submitted to the Committee for consideration at its next meeting or, in those instances in which the CEO determines that it is not practicable or desirable for Viad to wait until the next Committee meeting, to the Chairman of the Committee (who has the delegated authority to act between Committee meetings with respect to this policy). The Chairman of the Committee will report to the Committee at the next Committee meeting any approval under this policy pursuant to delegated authority. The Committee will annually review with management existing related person transactions, if any, and report annually to the Board, to ensure that such transactions are being pursued in accordance with understandings and commitments made at the time they were approved, that payments are being made appropriately and that such transactions continue to serve the interests of Viad.

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	11

On April 11, 2015, Viad entered into the Settlement Agreement with the JCP Group. Mr. Schechter was nominated as a director of Viad by the JCP Group and is a party to the Settlement Agreement. Pursuant to the Settlement Agreement, the Company agreed to reimburse the JCP Group’s reasonable fees and expenses related to the proxy contest in an amount not to exceed $35,000, and Mr. Schechter was appointed to the Board with a term expiring at the Company’s 2017 Annual Meeting of Shareholders. During his service as a director, Mr. Schechter will participate in the standard compensation and benefits package offered to non-employee directors of the Company, which includes a prorated annual retainer fee for 2015. Subject to the approval of the Human Resources Committee, he will also receive the same restricted stock awards received by the other non-employee directors of the Company, including a prorated 2015 award based on the month he joined the Board, under the same terms and conditions as provided in the Company’s form Restricted Stock Agreement for Outside Directors. For additional information regarding the Settlement Agreement, please refer to the “Proposal 1: Election of Directors” section of this proxy statement. Except as disclosed above, there have been no transactions between the Company and a related person since January 1, 2014.
DIRECTOR NOMINATIONS
As provided in its charter, the Corporate Governance and Nominating Committee has established procedures for consideration of candidates for Board membership suggested by its members and other sources, including shareholders. The Committee has authority under its charter, which has been exercised, to employ a third-party search firm to conduct research, review candidate data and otherwise assist the Committee in identifying candidates to serve as a director of our Company. A shareholder who wishes to recommend a prospective nominee for the Board should notify Viad’s Corporate Secretary in writing at the address listed in the notice of meeting attached to this proxy statement. Any such recommendation should include:

•	the name and address of the candidate

•
a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth below

•	the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement
The Corporate Governance and Nominating Committee will review the qualifications of any person timely and properly nominated by a shareholder in accordance with the Bylaws relating to shareholder proposals as described in the “Submission of Shareholder Proposals and Director Nominations” section of this proxy statement.
When the Corporate Governance and Nominating Committee reviews a potential nominee, it looks at the candidate’s qualifications in light of the needs of our Board and Viad at that time given the then-current mix of director attributes. The Committee, in accordance with Viad’s Corporate Governance Guidelines, assesses director nominees based on their qualification as independent, as well as consideration of diversity, skills and experience in the context of the current needs of our Board. The Committee does not have a specific policy on diversity. Director nominees also must have common qualities expected of all Viad directors, including high personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of shareholders. The Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the listing standards of the NYSE for populating the Audit, Human Resources and Corporate Governance and Nominating Committees.
Viad will deliver a questionnaire to a director candidate intended to be nominated by a shareholder addressing the candidate’s independence, qualifications and other information that would assist the Corporate Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in Viad’s proxy statement, if nominated by the Committee. In accordance with the Bylaws, a director candidate is required to provide responses to Viad’s director candidate questionnaire related to background, qualification, conflicts of interest and director independence. In addition, the director candidate questionnaire includes a representation and agreement to be signed by the director candidate as to his or her independence and the lack of conflicts of interest.

12	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

COMMUNICATION WITH BOARD OF DIRECTORS
Interested parties may communicate directly with non-management directors, including the Chairman of the Board, and/or with the Board by writing to the following address: Viad Corp, 1850 North Central Avenue, Suite 1900, Phoenix, Arizona 85004-4565, Attention: Corporate Secretary. All communications will be delivered to the non-management directors or the Board, as the case may be, no later than the Board’s next regularly scheduled meeting.
RISK OVERSIGHT
Management is responsible for assessing and managing the Company’s various exposures to risk, including the adoption of risk management controls, policies and procedures. Our Board oversees the management of the Company’s risk exposures by the Company’s management. Our Board has delegated to the Audit Committee, as reflected in its charter, responsibility for discussing with Viad’s management the major financial risk exposures of Viad and the steps management has taken to monitor and control such exposures, including Viad’s risk assessment and risk management policies. Annually, Viad conducts a risk assessment to identify, evaluate and prioritize potential business risks. As a part of this business risk assessment, a financial statement risk assessment and materiality analysis is conducted, including evaluating potential fraud schemes and scenarios that might affect Viad. The risk assessment includes an evaluation of the significance of the risks, the likelihood of occurrence, the risk remaining after application of management controls and actions necessary to mitigate risk exposure. Management presents a report on the results of the annual risk assessment during a regularly scheduled meeting of the Audit Committee, typically its May meeting, and all members of the Board are invited to attend this meeting. Prior to the meeting, a written report of the results of the assessment is provided to all members of our Board. Thereafter, at the meeting of the Board, the Chairman of the Audit Committee provides a summary report to the full Board regarding the results of the assessment and the Audit Committee’s discussions concerning the results. Management continuously monitors the Company’s risks throughout the year.
The Board also continuously monitors and manages executive compensation risk through the design of the Company’s executive compensation program. The Human Resources Committee of the Board has structured the program in a way that mitigates the potential for excessive risk-taking by NEOs in managing Viad’s businesses. A few of the program’s features that serve this purpose are:

•	Balanced compensation components. The mix of pay for NEOs is not overly weighted toward either short-term incentive or long-term incentive compensation

•
Emphasis on long-term incentive compensation. In designing NEO compensation packages, considerable emphasis is placed on long-term incentive compensation. The ultimate value of each NEO’s long-term incentive award depends upon the value of Viad’s stock at the time of vesting (or exercise, in the case of stock options), which encourages NEOs to consider the inherent risk of short-term decisions that may impact the future performance of Viad. As a result, these awards are intended to promote long-term, strategic decisions

•
Stock ownership guidelines. Viad’s stock ownership guidelines align the financial interests of our directors and NEOs with those of our shareholders (see the CD&A subsection “Stock Ownership Requirements”)

•
Holding Period Restriction on Vested Restricted Stock. The Human Resources Committee has instituted a holding period on a NEO’s vested restricted stock until and unless the NEO meets the Company’s stock ownership guidelines (see the CD&A subsection “Highlights of Our Compensation Program”)

•
Forfeiture for wrongful actions. Short-term and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., “clawback”) provisions relating to conduct which may be detrimental to Viad (see the CD&A subsection “Clawback Provisions for Detrimental Conduct”)

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS
We believe it is important to align the financial interests of our directors and executive officers with those of our shareholders. Accordingly, we have adopted guidelines which specify the minimum amount of Viad stock that we expect directors, NEOs, other executive officers and key senior management employees to own on a direct basis, meaning stock which is subject to market risk, not simply held under option. The stock ownership guidelines call for

Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	13

each executive officer to own Company common stock which has an aggregate value within a range of one and one half to five times that individual’s annual salary, depending on salary level. The guidelines also call for each non-employee director to own Company common stock that has an aggregate value equal to five times the annual retainer payable to a director. All non-employee directors have met or exceeded their goals, except Messrs. Mace, Benett and Schechter, who were recently elected directors of the Company. Ms. Ingersoll has exceeded her stock ownership goals, and Mr. Moster, whose goal was increased from 3.0 times base salary to 5.0 times base salary upon being hired as our CEO in December 2014, and all other NEOs who are currently subject to the guidelines are working toward achieving their goals. The Company places a hold on vested restricted stock earned by NEOs, net of taxes, until the NEO’s total stock ownership meets the Company’s stock ownership guidelines or the NEO is no longer an employee of the Company, whichever occurs first.
RESTRICTION ON TRADING BY DIRECTORS AND OFFICERS
The Company’s policy on insider trading generally permits directors, NEOs and other executive officers to engage in transactions involving the Company’s common stock and other securities only: (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information. In addition, the Company’s policy on insider trading prohibits directors, NEOs and other executive officers and employees from engaging in hedging transactions or other transactions designed to limit or eliminate the risks of owning Viad stock, and prohibits directors, NEOs and other executive officers from pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations.

COMPENSATION OF DIRECTORS
Each non-employee director receives compensation for service on our Board and any of its committees. Directors who are also officers or employees of Viad do not receive any special or additional remuneration for service on the Board and do not serve on any of its standing committees. Mr. Moster is the only officer-director currently serving on our Board, and at all times throughout 2014 there was only one officer-director serving on the Board.
The table below provides the 2014 compensation of the non-employee directors on our Board. The dollar figures presented in column (c) of the table below represent the grant date fair value of the 2014 stock awards, which may not reflect the actual value to be realized by the director as economic and market risks associated with stock awards can affect the actual value realized. The actual value realized by the director for the stock will not be determined until time of vesting.

Name	Fees Earned Or Paid in Cash[1] ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)	All Other Compen- sation[3] ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Mr. Benett	77,700	74,617	—	—	9,179	161,496
Mr. Boggan	77,700	74,617	—	—	19,069	171,386
Dr. Cunningham	94,200	74,617	—	—	24,069	192,886
Mr. Dozer	120,640	74,617	—	—	21,403	216,660
Mr. Mace	88,200	74,617	—	—	8,469	171,286
Mr. Munzenrider	98,200	74,617	—	—	21,069	193,886
Ms. Pederson	90,200	74,617	—	—	17,569	182,386
Mr. Schechter[4]	—	—	—	—	—	—
Dr. Teplin	91,700	74,617	—	—	19,069	185,386
_______________________________

14	Viad Corp | COMPENSATION OF DIRECTORS

[1]
In 2014, non-employee directors received an annual retainer of $45,000. Committee chairmen received an additional annual retainer of $5,000, except for the Audit Committee chairman, who received an additional annual retainer of $10,000. Mr. Dozer received an additional retainer for serving in the roles of Lead Independent Director and Chairman of the Board of Viad. The $25,000 annual retainer for serving as Lead Independent Director was prorated beginning from January 1, 2014 until the date of Mr. Dozer’s election as Chairman on December 3, 2014, and the $75,000 annual retainer for serving as Chairman was prorated beginning from the date of his election as Chairman through December 31, 2014. Non-employee directors also received a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. Directors were reimbursed for all expenses related to their service as directors, including travel expenses and fees associated with director education seminars.

[2]
There can be no assurances that the amounts provided in column (c) of this Table will be realized. The amounts shown reflect the grant date fair value of shares awarded in 2014. Assumptions made in the valuation of stock awards under this column (c) are discussed in Viad’s 2014 Annual Report on Form 10-K, filed March 13, 2015, in Notes 1 and 2 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

In 2014, each of the non-employee directors was granted 3,100 shares of restricted stock with a grant date fair value of approximately $75,000. All restricted stock granted to directors will vest three years from the date of grant, with pro-rata vesting of shares upon expiration of the three-year period if a director leaves the Board prior to the end of such period for any reasons other than for “cause,” provided that full vesting will occur upon lapse of such period if the director has met certain age and holding period requirements. Full vesting may also occur upon expiration of the three-year period, at the discretion of the Human Resources Committee, if a director has terminated service due to unforeseen hardship or circumstances beyond the control of the director and such termination of service is at least six months after the date of grant. If a non-employee director were to take office after the restricted stock grant in February of each year, the new director would receive a pro-rata grant of restricted stock based on the date of election and the next regularly scheduled February grant of restricted stock.
At December 31, 2014, 9,400 shares of restricted stock had not vested for each of the non-employee directors, except for Mr. Mace and Mr. Benett, who had 6,600 shares and 5,000 shares of restricted stock, respectively, that had not vested, and Mr. Schechter, who was not a director of the Company at that time.

[3]
The amounts shown for the non-employee directors include the corporate matching of charitable contributions pursuant to the Directors’ Matching Gift Program, which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year to qualified non-profit organizations having tax-exempt status under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The amounts shown also reflect the premium paid by Viad on behalf of each non-employee director for accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000 when they are traveling on corporate business, and include dividends paid on unvested restricted stock in the amount of $4,540 for Mr. Benett, $7,580 for Mr. Mace, $16,680 for Ms. Pederson and $18,180 each for Mr. Boggan, Mr. Dozer, Mr. Munzenrider, Dr. Teplin and Dr. Cunningham.

[4]
Mr. Schechter was appointed director effective April 11, 2015, and therefore received no compensation in 2014. Mr. Schechter will participate in the standard compensation arrangement offered to non-employee directors of the Company, which includes a prorated annual retainer for 2015 and, subject to the approval of the Human Resources Committee, the same restricted stock award received by the other non-employee directors of the Company in 2015, prorated based on the month he joined the Board.

Viad Corp | COMPENSATION OF DIRECTORS	15

INFORMATION ON STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS
Except as otherwise noted in the footnotes below: (i) the table below provides information concerning the beneficial ownership of Viad’s common stock by directors and executive officers of Viad, individually and as a group, as of April 8, 2015; and (ii) each person or entity identified in the table below, to our knowledge, has sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Name	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Named Executive Officers and Other Executive Officers[2]
Steven W. Moster	61,579	*
Deborah J. DePaoli	30,651	*
George N. Hines	41,842	*
Ellen M. Ingersoll	149,394	*
Thomas M. Kuczynski	45,184	*
Kelly A. Smith	8,378	*
Leslie S. Striedel	2,468	*
Paul B. Dykstra	358,573	1.8%
Michael M. Hannan	49,229	*
Directors
Andrew B. Benett	7,700	*
Daniel Boggan Jr.	21,393	*
Isabella Cunningham	25,600	*
Richard H. Dozer	22,557	*
Edward E. Mace	9,300	*
Robert E. Munzenrider	23,949	*
Margaret E. Pederson	22,175	*
Joshua E. Schechter	13,726	*
Albert M. Teplin	23,075	*
All Executive Officers and Directors as a Group (18 persons total)	916,773	4.6%
__________________________________

*	Less than 1%.

[1]
Includes: 202,900 shares of restricted stock, which will vest three years from the date of grant; 25,000 shares of restricted stock, which will vest five years from the date of grant; 12,600 restricted stock units (paid in cash), which will vest three years from the date of grant; and 218,794 shares of common stock subject to stock options, which were exercisable as of April 8, 2015, or within 60 days thereafter, by the directors and executive officers. Future vesting of restricted stock is subject generally to continued employment with the Company.

[2]
Includes, for Mr. Moster, 666 shares owned by his spouse, and for Ms. Ingersoll, 80,400 shares owned by the Steven & Ellen Ingersoll Family Trust, as to which Ms. Ingersoll has shared voting and investment power. The beneficial ownership information for Messrs. Hines, Dykstra and Hannan is as of their last dates of employment with the Company, which were January 23, 2015, December 3, 2014 and January 2, 2014, respectively. Mr. Schechter’s beneficial ownership information is as of April 11, 2015, the date on which he was elected director of the Company.

16	Viad Corp | INFORMATION ON STOCK OWNERSHIP

CERTAIN SHAREHOLDERS
The table below provides certain information regarding those persons known by Viad to be the beneficial owners of more than 5% of Viad’s outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	2,199,451[1]	11.00%[1]
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	1,672,748[2]	8.34%[2]
________________________________

[1]
BlackRock, Inc. filed on January 9, 2015 with the SEC a statement on Schedule 13G/A. The company filing reported that it and its affiliated companies in the aggregate have sole voting power over 2,115,015 shares and sole dispositive power over all the shares.

[2]
Dimensional Fund Advisors LP filed on February 5, 2015 with the SEC a statement on Schedule 13G/A. The company filing reported that it and its affiliated companies in the aggregate have sole voting power over 1,602,789 shares and sole dispositive power over all the shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Viad’s executive officers, directors and beneficial owners of more than 10% of Viad’s common stock to file initial reports of ownership and reports of changes in ownership of Viad’s common stock with the SEC and the NYSE. Such executive officers, directors and beneficial owners are required by U.S. federal securities regulations to furnish Viad with copies of all Section 16(a) forms they file. As a matter of practice, Viad’s administrative staff assists its executive officers and directors in preparing initial reports of ownership and reports of changes in ownership, and files such reports on their behalf with the SEC and the NYSE. Based solely on a review of the copies of such forms furnished to Viad and written representations from its executive officers and directors, Viad believes that all executive officers, directors and beneficial owners timely complied with the Section 16(a) reporting requirements in 2014.

Viad Corp | INFORMATION ON STOCK OWNERSHIP	17

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

This Compensation Discussion and Analysis (“CD&A”) section explains the 2014 compensation program for Viad’s named executive officers (“NEOs”) whose compensation information is provided in the tables following this discussion, and how those decisions reflect the achievements of the Company’s 2014 performance and strategic objectives. Viad’s 2014 NEOs are listed below:

Steven W. Moster	President and Chief Executive Officer; President of Marketing & Events Group and Global Experience Specialists, Inc.
Ellen M. Ingersoll	Chief Financial Officer
Deborah J. DePaoli	General Counsel & Secretary
George N. Hines	Former Chief Information Officer
Thomas M. Kuczynski	Chief Corporate Development & Strategy Officer
Paul B. Dykstra	Former Chairman, President and Chief Executive Officer
Michael M. Hannan	Former President of Travel & Recreation Group and Brewster Inc.

Messrs. Dykstra and Hannan resigned from the Company in 2014, and Mr. Hines resigned from the Company in January 2015. Although each of them are NEOs for purposes of SEC rules, Messrs. Dykstra and Hannan are not subject to our current executive compensation program, and Mr. Hannan, who was an employee of the Company for two days in 2014, did not participate in the 2014 compensation program. Accordingly, in order to provide an accurate description of our executive compensation policies and practices, references in this CD&A to “executives” or “NEOs,” whether individually or as a group, are intended to exclude Messrs. Dykstra and Hannan unless the context expressly indicates otherwise. For a discussion of the 2014 compensation paid to Messrs. Dykstra and Hannan, please refer to the subsection of this CD&A titled “2014 Compensation for Certain Former Executive Officers.” The compensation for Mr. Hines, who was an executive officer of the Company as of December 31, 2014, is discussed in the CD&A in conjunction with all other NEOs who were executive officers as of such date.

Specifically, this CD&A contains the following sections:

I.	Executive Summary (page 19): summarizes the principles and results of our compensation program
II.	Pay for Performance Philosophy (page 27): describes our pay for performance philosophy and a discussion of Viad’s executive compensation framework
III.	Decision-Making Process (page 28): explains how the Human Resources Committee of the Board makes decisions and what factors it considers in setting compensation for our NEOs
IV.	Components of Compensation (page 30): discusses each element of our compensation program and the objectives for each such element:

◦	Mix of Pay

◦	Base Salary

◦	Short-Term (Annual) Incentives

◦	Long-Term Incentives

◦	Perquisites and Other Personal Benefits

◦	Post-Employment Compensation

▪	Retirement Income and Savings Plans

▪	Post-Termination Compensation and Benefits

◦	2014 Compensation for Certain Former Executive Officers

18	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

V.	Other Aspects of Our Compensation Programs (page 42): addresses other policies and processes related to our executive compensation programs:

◦	Clawback Provisions for Detrimental Conduct

◦	Stock Ownership Requirements

◦	Limit on Deductibility of Certain Compensation

◦	Opportunity for Shareholder Feedback

The Company encourages you to read this CD&A in conjunction with “Proposal 3: Advisory Approval of Named Executive Officer Compensation,” beginning on page 64.

I. EXECUTIVE SUMMARY

OUR PRIMARY OBJECTIVE: PAY FOR PERFORMANCE
The Human Resources Committee of Viad’s Board of Directors has designed our executive compensation programs to align the interests of Viad’s executive officers with those of our shareholders, and is guided by a “pay for performance” philosophy.
Consistent with the Company’s “pay for performance” philosophy, at the start of each year, the Human Resources Committee (the “Committee”) of Viad’s Board of Directors (the “Board”) approves challenging performance goals that drive financial and strategic goals designed to increase shareholder value. In 2014, the Company delivered solid financial results and made significant progress on achieving its key long-term strategic objectives, and the Committee made compensation decisions that reflect the effective leadership and strong performance of the Company’s executive officers. The pay for performance objective of our compensation program incentivizes our key executives to make strategic decisions that further the long-term financial interests of the Company, and ultimately, allow both management and shareholders to share in the Company’s success. We believe our compensation decisions demonstrate an alignment between pay and performance and enhance shareholder value, and such decisions support the Board’s recommendation to shareholders to approve, in an advisory vote, the compensation of the NEOs.
OUR PERFORMANCE: EXECUTING ON OUR GROWTH STRATEGY TO ENHANCE VALUE
Acquisitions completed in 2014 advanced our strategic plan to increase profits and generate strong returns on investment by growing both business groups, and we are well-positioned to build on the progress made in 2014 under our new President and CEO.
We are an international experiential services company with operations in the United States, Canada, the United Kingdom, continental Europe and the United Arab Emirates. We generate our revenue through our two main business groups: the Marketing & Events Group and the Travel & Recreation Group. For more information about our business, please refer to the “Business” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of our 2014 Annual Report on Form 10-K, filed with the SEC on March 13, 2015.
In April 2014, we concluded our strategic review and announced our go-forward strategy to maximize returns on investment for Viad shareholders: accelerate the growth of both business groups and continue to drive operational efficiencies and margin expansion. Our strategy for the Marketing & Events Group is to establish GES as the preferred global full-service provider for live events, with further reach to corporate and consumer events, exhibitions, congresses and conferences. We expect to do this through the acquisition of businesses that compete in industry sectors with higher profit margins, add new, value-added services for our customers that complement and enhance our existing businesses and further leverage our global capabilities. For the Travel & Recreation Group, we are pursuing our Refresh-Build-Buy growth strategy, which is focused on refreshing our existing assets to drive both rate and volume growth, building new assets and buying assets that add scale to the business and generate strong returns on investment.
In 2014, we completed the following key acquisitions:

•
West Glacier Properties: On July 1, 2014, we acquired the West Glacier Motel & Cabins, the Apgar Village Lodge and related land, food and beverage services and retail operations (collectively, the “West Glacier

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	19

Properties”). The West Glacier Properties acquisition complements the Travel & Recreation Group’s existing assets and increases its presence in the Glacier National Park area, reinforcing our position as the “Gateway to Glacier”

•
Blitz: On September 16, 2014, we acquired Blitz Communications Group Limited and affiliates (collectively, “Blitz”), a leading audio-visual staging and creative services provider for the live events industry in Europe. The addition of Blitz has allowed the Marketing & Events Group to obtain a prominent role in the European audio-visual services market

•
onPeak: On October 7, 2014, we acquired onPeak LLC and Travel Planners, Inc. (collectively, “onPeak”). By acquiring onPeak, which provides event accommodations services to the majority of the top 100 U.S. events, the Marketing & Events Group became the leading event accommodations service provider in the United States

•
N200: On November 24, 2014, we acquired N200 Limited and affiliates (collectively, “N200”), Europe’s leading event registration and data intelligence services provider for the live events industry. The acquisition of N200 affords clients of the Marketing & Events Group yet another value-added service within a high-margin industry sector

The acquisition of Blitz provided international scale to our existing U.S. in-house audio-visual (“AV”) operations, which we launched in late 2013. In 2014, this AV team produced organic growth for the Marketing & Events Group, servicing 17 events and growing a solid pipeline for 2015. AV services naturally complement the Company’s existing suite of solutions for live events and enhance the Marketing & Events Group’s ability to provide a more comprehensive portfolio of service offerings to its customers. The creation of an in-house AV team enables the Company to service customers throughout an entire event, from creative and technology to content and design.
We also successfully launched the Glacier Skywalk attraction in May 2014. This world-class attraction located in Jasper National Park, Alberta, Canada drew nearly 300,000 visitors during its first year of operation, which significantly exceeded our expectations.
With the Marketing & Events Group’s addition of new businesses offering value-added services that complement its core business, and the Travel & Recreation Group’s addition of two more high-margin operations offered in and around the most iconic natural areas in North America, Viad is well-positioned for growth. In December 2014, the Board elected Steven W. Moster President and Chief Executive Officer (“CEO”) of Viad, a reflection of the Board’s confidence in Mr. Moster’s ability to lead Viad in a new era of transformation and growth. Prior to joining GES, Mr. Moster was an engagement manager at McKinsey & Company, where he worked with a broad set of clients to create and implement growth strategies. The Board believes that Mr. Moster’s track record of executing growth strategies and improving operating efficiencies, as well as his deep understanding of Viad's operations, give him the unique ability to accelerate the Company’s strategic growth initiatives and enhance shareholder value across both business groups.
OUR PERFORMANCE: KEY BUSINESS RESULTS
In 2014, strong performance from our senior management team resulted in year-over-year improvements in important financial goals as we continued our trend of long-term growth and enhanced shareholder value creation.
Our business strategy focuses on providing superior experiential services to our customers and superior and sustainable returns on invested capital to our shareholders. We delivered strong operational and financial results in 2014, as both business groups of Viad posted substantially increased year-over-year results, and we have made significant progress on our strategic growth plans.

20	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

•	Total revenue was $1.06 billion, an increase of 11.7%, or $111.6 million, from 2013

•	Total segment operating income increased by 42.8% to $59.9 million and total segment operating margin improved by 120 basis points to 5.6%

•
Marketing & Events Group operating income increased by 58.0%, or $11.6 million, and operating margin improved by 100 basis points, on a revenue increase of $99.6 million. The improved operating results were driven primarily by favorable timing of large, non-annual events, which we refer to as "positive show rotation," same-show growth, new business wins, acquisitions and our continued focus on driving operating efficiencies

•
Travel & Recreation Group operating income increased by 28.9%, or $6.3 million, and operating margin improved by 320 basis points, on a revenue increase of $12.1 million. Excluding unfavorable exchange rate variances, revenue increased by 15.5%, reflecting the benefit of our Refresh-Build-Buy growth initiatives to refresh our existing assets to drive both rate and volume growth, which included the launch of the Glacier Skywalk attraction and the acquisition of the West Glacier Properties during 2014. Additionally, we continued to experience organic growth, particularly at our high-margin attractions

The Company’s long-term performance has been similarly strong, as we have improved performance on key financial metrics over the past five years.

•	Total segment operating income improved by $45.1 million (from $14.8 million in 2010 to $59.9 million in 2014) and segment operating margin improved by 380 basis points

*For an explanation of the methodology used in the calculation of segment operating income, please refer to Note 24 of Notes to Consolidated Financial Statements in Viad’s 2014 Annual Report on Form 10-K, filed March 13, 2015.

OUR PERFORMANCE: ENHANCED SHAREHOLDER VALUE
Viad’s commitment to rewarding our executives for their disciplined approach to capital deployment and strong management of working capital has enabled the Company to both protect and reward its shareholders.
Solid financial performance under the leadership of our management team has allowed the Company to maintain a strong balance sheet, while also reinvesting in the business and returning capital to shareholders. From 2010 to 2014, we have:

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	21

•	Generated cumulative operating cash flow of $211.4 million

•	Returned $131.6 million to shareholders in the form of dividends and share repurchases

•	Paid special cash dividends of $2.50 per share in November 2013 and $1.50 per share in February 2014

•	Increased the regular quarterly dividend by 150% to $0.10 per share from $0.04 per share effective with the October 2012 dividend payment

•	Repurchased 1.1 million shares for $22.0 million (Viad has announced the authorization of its Board of Directors to repurchase up to 582,002 additional shares)

•	Reinvested $287.6 million back into the business (in the form of capital expenditures and acquisitions, net of divestitures of non-strategic real estate assets)

•
Marketing & Events Group acquisitions, with an aggregate purchase price of $112.8 million, are expected to generate aggregate Adjusted Segment EBITDA* of $14.5 million to $15.5 million in 2015. These acquisitions include: Blitz, onPeak and N200 (all acquired in the second half of 2014)

•
Travel & Recreation Group acquisitions, with an aggregate purchase price of $81.6 million, generated aggregate Adjusted Segment EBITDA of $10.6 million in 2014. These acquisitions include: Grouse Mountain Lodge, St. Mary Lodge and Alaska Denali Travel (acquired in 2011); the Banff International Hotel (acquired in 2012); and the West Glacier Properties (acquired in July 2014)

•	The Glacier Skywalk, which was constructed at a total cost of approximately $20 million, generated Adjusted Segment EBITDA of approximately $4.5 million during 2014, its first year of operation

•	Maintained a strong balance sheet, and a 28.9% debt-to-capital ratio as of December 31, 2014

__________________

*
Adjusted Segment EBITDA is a “non-GAAP financial measure,” as defined by SEC regulations. Please see Appendix A to this proxy statement for a reconciliation of Adjusted Segment EBITDA to segment operating income, a U.S. GAAP financial measure, as well as reconciliations of other non-GAAP financial measures included in Viad’s proxy materials to the most directly comparable GAAP measures.

22	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

HIGHLIGHTS OF OUR COMPENSATION PROGRAM
The Committee has adopted practices that drive NEO performance and align executive pay with shareholder interests.

	WHAT WE DO		WHAT WE DO NOT DO
✓
Pay for Performance: Clear financial goals for the Company and individual performance goals are set for our NEOs. Performance-based compensation consti-tuted 75% of the total target direct compensation for our CEO and 59% for all other NEOs in 2014.
		☒	No Tax Gross-Ups Paid in 2014: The Company did not pay tax gross-ups of any kind in 2014, and will not pay tax gross-ups in 2015 and thereafter.
✓	Stock Ownership and Retention Guidelines: The stock ownership minimum for our CEO is 5 times his salary, and the minimum for other NEOs is 3 times his or her salary.	☒	No Hedging or Pledging: Our NEOs, other executive officers and directors are prohibited from engaging in hedging transactions with Viad stock and from pledging Viad stock as collateral for a loan.
✓
Clawback and Compensation Recoupment Policies: Both our short-term and long-term incentive programs allow Viad to recoup compensation awards paid to NEOs and other executive officers who engage in certain acts detrimental to Viad’s interests.
☒
No Change In Control Excise Tax Gross-Ups:  No NEOs hired in 2013 and thereafter will receive any excise tax gross-up payments in the event of a change in control of the Company. The Company instituted a 3-year phase-out period ending February 26, 2017 on change in control excise tax gross-ups for all current NEOs and other executive officers grandfathered into the Company's previous executive severance plan.

✓
Balance Short-Term and Long-Term Incentives: Our short- and long-term incentive programs have different performance goals, which incorporate not only financial measures to drive performance, but also shareholder value measures such as TSR and ROIC.
☒
No “Single-Trigger” Change in Control Arrangements:  We do not award payments to our NEOs solely on account of a change in control. The Company instituted a 3-year phase-out period ending February 26, 2017 on its modified single-trigger change in control arrangement, eliminating by that time the 13-month “walk-away” right for all current NEOs and other executive officers grandfathered into the Company's previous executive severance plan.

✓	Restricted Stock Holding Periods: Vested restricted stock is subject to a holding period unless and until the NEO or other executive officer has met the Company's stock ownership guidelines.	☒
No Above-Median Targeting of Executive Compensation: We target total direct compensation of our NEOs and other executive officers at the 50th percentile of our comparator group or other competitive data.

✓	Independent Compensation Committee: The Human Resources Committee of the Board consists entirely of independent directors.	☒	No Benefit Payments Under Legacy Pension Plans: The Company has not added any new participants under its legacy pension plans since 2004, and does not intend to add any new participants in the future.
✓	Regular Engagement with Shareholders: The Company regularly engages with shareholders through its shareholder outreach program.	☒	No NEO Employment Agreements: Neither our CEO nor any other NEO has an employment agreement with the Company.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	23

The Committee, in consultation with its independent compensation consultant, Pearl Meyer & Partners, oversees, approves and assesses the effectiveness of each element of our compensation program in relation to our compensation philosophy and the market.
The table below describes certain elements of our program and their link to our specific compensation objectives:

COMPENSATION ELEMENT	ENCOURAGE SHAREHOLDER VALUE CREATION	PROMOTE ACCOUNTABILITY & STRATEGIC DECISION-MAKING	PROMOTE BALANCED RISK-TAKING & ETHICAL BEHAVIOR
Short-Term (Annual) Incentive	✓	✓	✓
Long-Term Incentives	✓	✓	✓
Retirement Income and Savings Plans			✓
Additionally, the compensation elements of base salary, perquisites and personal benefits and post-termination compensation and benefits are designed to attract and retain key executives.

For the 2014 compensation program, the Committee adopted changes that more closely aligned management’s interests with those of our shareholders.
Highlights of our 2014 compensation actions, which are more fully discussed elsewhere in this CD&A, include the following:

•	Targeted median pay. Targeted pay is at the 50th percentile of our comparator group or other competitive data

•
Reduced annual incentive award targets by 5%. In 2014, the Committee instituted a 5% year-over-year decrease in the target percentage for NEOs and other executives under the Company’s short-term (annual) incentive program

•
Relative Total Shareholder Return (“TSR”) included as a performance goal for Long-Term Incentive Program. In an effort to be responsive to shareholder feedback received in 2014, the Committee added Relative TSR as a performance goal for the Company’s three-year performance unit awards, as illustrated by the table below:

PERFORMANCE UNIT GOALS AND WEIGHTING: 2013 vs. 2014
PERFORMANCE GOALS	2013	2014
Relative TSR	0%	30%
EBITDA	40%	35%
ROIC	60%	35%
_______________________________________

•
Increased emphasis on performance-based long-term incentive awards. Viad’s long-term incentive compensation consists of 100% performance units for the CEO and a mix of 70% performance units and 30% time-vested restricted stock (or units) for other NEOs and other executive officers. Under the previous program, the CEO and NEOs received a mix of 60% performance units and 40% time-vested restricted stock (or units)

•	No tax-gross ups for NEOs. The Company did not pay any tax gross-ups on perquisites or other compensation to NEOs in 2014

•
No excise tax gross-ups or modified single-trigger provisions in change in control arrangements. Eliminated the excise tax gross-ups and “modified single-trigger” provisions in the grandfathered change in control arrangements of the NEOs and other executive officers, effective after a three-year sunset period ending

24	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

February 26, 2017. This measure ensures consistency between the grandfathered plans and the 2013 change in control arrangements, which eliminated excise tax gross-ups and “modified single-trigger” provisions in change in control situations for NEOs hired in 2013 and thereafter

•
Instituted holding periods to enhance stock ownership guidelines. The Committee implemented a holding period (i.e., no selling) on vested restricted stock granted to the Company’s NEOs and other executive officers unless and until the executive officer has met the Company’s stock ownership guidelines

•
Eliminated lump-sum SERP awards with tax gross-ups. Established the Viad Corp Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution Plan”) to replace the annual payment of lump sum cash awards with tax gross-ups previously paid to our former CEO and our CFO. The prior lump sum cash payments were in lieu of the Company accruing post-2004 pension benefits for certain participants of the Viad Corp Supplemental Pension Plan (the “SERP”)

•
Did not add new participants under any pension plans. Since 2004, the Company has not added any new participants to its pension plans, including the SERP and the Viad Corp Retirement Income Plan (now known as the MoneyGram Pension Plan), and does not intend to add any new participants in the future. In connection with its spin-off from Viad in 2004, MoneyGram International, Inc. (“MoneyGram”) assumed all liability for pension benefits for Company employees participating in the MoneyGram Pension Plan and the SERP.  This means that we disclose these legacy pension plan benefit amounts in our Summary Compensation Table, but Viad does not incur the cost of these benefit amounts

•
Forfeiture of long-term incentives for executives terminated within 12 months of grant date. Executives will forfeit long-term incentive awards granted in 2014 or thereafter if their employment is terminated due to retirement, death, disability or termination without cause within 12 months after the grant date. Long-term incentive awards will vest pro rata if the termination occurs after the 12-month forfeiture period lapses, and the amount of the award will be based on the length of time the executive was employed during the applicable vesting or performance period. We believe this change provides a more appropriate balance between the interests of the Company and our executives

OUR SHAREHOLDER OUTREACH PROGRAM
Our shareholder outreach program has facilitated robust and meaningful discussions with our shareholders about our executive compensation program.
The Committee, the Board and executive leadership are committed to considering the perspectives of our shareholders on all aspects of our business, including executive compensation. Consistent with that commitment, our management and Board members have used the Company’s shareholder outreach program to gather shareholder input on a range of topics related to executive compensation and governance matters, including the alignment between pay and performance and the Company’s long-standing philosophy that executive compensation should be based on long-term performance and shareholder value creation. The Company has incorporated specific shareholder suggestions into our 2014 executive compensation program, as appropriate, and these changes have been incorporated into the disclosures in this proxy statement. As feedback, many shareholders gave a general indication that they viewed favorably the executive compensation changes implemented by Viad in 2014.
Our current executive compensation program reflects significant changes made in connection with the Company’s extensive shareholder outreach efforts.
The Company’s current executive compensation program reflects significant changes made in response to shareholder feedback received as a result of the Company’s active engagement with shareholders through our ongoing shareholder outreach efforts, and the recent changes to our executive compensation program reflect the feedback received from our shareholders.
At the 2014 Annual Meeting of Shareholders, more than 97% of our shareholders voted to approve the Company’s 2013 executive compensation program for NEOs. We believe that these voting results reflect our shareholders’ endorsement of the recent structural changes made to, and the current direction of, our executive compensation program, and affirm alignment of our program with shareholder interests. Although we continue to maintain an open

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	25

dialogue with our shareholders to identify ways to further refine and improve our executive compensation program, the Committee believes our current program adequately and effectively addresses shareholder concerns, promotes the Company’s business strategy and aligns pay with performance and shareholder value. As a result, the Committee did not implement significant changes to our executive compensation program for 2015.
PAY FOR PERFORMANCE: CEO TOTAL DIRECT COMPENSATION REALIZED
Our CEO’s total direct compensation realized is in line with our pay for performance philosophy.
While not intended to replace the information in the “Summary Compensation Table” section of this proxy statement, which includes equity grants based on accounting values, the table below supplements the Summary Compensation Table by presenting the total direct compensation realized by our CEO during 2014. Total direct compensation realized is direct compensation actually received by the CEO during the year, and includes: (a) base salary; (b) short-term (annual) incentive payments; (c) compensation received upon vesting of restricted stock and performance-based restricted stock; (d) compensation received upon payouts of performance units under the Performance Unit Incentive Plan; and (e) net spread realized on stock option exercises. Since Mr. Moster will not actually receive the long-term incentive compensation awarded to him in 2014 until future years, the value of this compensation when realized will likely differ significantly from the amounts shown in the Summary Compensation Table. Accordingly, we believe total direct compensation realized is more representative of compensation actually received than the amounts shown in the Summary Compensation Table, and total direct compensation realized is a better measure of how CEO pay compares to company performance.

CEO Total Direct Compensation Realized: 2014[1]
Compensation Element
Cash Compensation	($)
Base Salary	427,807
Annual Incentive	—
Total Cash Compensation	427,807
Long-Term Incentive Compensation
Compensation Realized upon Vesting of Restricted Stock and Performance-Based Restricted Stock	203,928
Compensation Realized upon Payout of Performance Units	188,400
Compensation Realized upon Exercise of Stock Options	—
Total Long-Term Incentive Compensation	392,328
Total Direct Compensation Realized	820,135
Total Compensation - Summary Compensation Table	1,778,920

[1]
On December 3, 2014, Mr. Moster was elected President and CEO of Viad. Accordingly, the amounts in the table above are prorated to reflect Mr. Moster’s total direct compensation realized as President of the Marketing & Events Group and GES from January 1, 2014 through December 2, 2014, and his total direct compensation realized as President and CEO of Viad from December 3, 2014 through December 31, 2014.

CORPORATE GOVERNANCE HIGHLIGHTS
The Company is committed to sound corporate governance in addition to its commitment to a pay for performance executive compensation philosophy.
Highlights of the corporate governance standards of our Company are provided below:

•	The Board has separated the positions of CEO and Chairman of the Board

•	The Board has an independent Chairman

•	No poison pill agreement

26	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

•
Company policy prohibits all directors, executive officers and employees from engaging in hedging transactions with respect to Viad securities, and all directors, the NEOs and other executive officers from pledging, or using as collateral, Viad securities in order to secure personal loans or other obligations

•	Viad’s NEOs and other executive officers may not sell any vested restricted stock granted in 2013 and thereafter unless and until they have complied with the Company’s stock ownership guidelines

•	All directors are independent outside directors, except the CEO

•	The Board holds regular non-management executive sessions

•
The Company has a majority voting requirement for the election of directors in uncontested elections and requires incumbent directors who do not receive a majority of the votes to submit their resignations to the Board

•	All standing committees of the Board are comprised 100% of independent outside directors

•	Three independent directors with extensive expertise in Viad’s industries were recently elected to the Board, namely Mr. Benett (2013), Mr. Mace (2012) and Ms. Pederson (2011)

•	Forfeiture (or “clawback”) provisions apply to short-term and long-term incentive compensation

•
Policy on insider trading generally permits Viad’s directors, NEOs and other executive officers to engage in transactions involving the Company’s common stock and other securities only: (a) during a trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information

•	A culture of compliance and ethical behavior is reinforced through our Always Honest® Compliance & Ethics Program, which we instituted more than 20 years ago

Additional information about our corporate governance practices is provided in the “Board of Directors and Corporate Governance” section of this proxy statement.

II. PAY FOR PERFORMANCE PHILOSOPHY

Viad employs a pay for performance compensation philosophy through the use of compensation components that motivate achievement of performance goals designed to enhance shareholder value, which aligns the financial interests of our NEOs, key management and other executive officers with the long-term financial interest of our shareholders. Consistent with that philosophy, Viad’s compensation program is designed to accomplish the following core objectives:

•
Encourage Shareholder Value Creation. Our program is designed to motivate executives and key employees to strive to achieve Viad’s long-term and short-term operating and financial goals, thereby enhancing shareholder value

•
Attract and Retain Top Executives. We believe that it is critical to the Company’s success to attract, retain and engage the best executive talent. A strong and stable management team is better-positioned to provide effective leadership consistent with long-term shareholder interests

•
Promote Accountability and Strategic Decision-Making. Our program encourages NEOs to consider the inherent risk of short-term decisions that may impact the future performance of Viad. Through our program, the NEOs, other executive officers and key employees participate in the risks and rewards of ownership of Viad’s common stock

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	27

•
Promote Balanced Risk-Taking and Ethical Behavior. Integrity is a core value of our Company and is reinforced through our policies and programs, including our executive compensation program, which includes clawback provisions for short-term and long-term incentive compensation awards that are triggered if the NEO engages in conduct detrimental to Viad’s interests or contrary to Viad’s ethical standards. We believe that these measures promote balanced risk-taking and ethical behavior within our Company, which protect shareholder value

III. DECISION-MAKING PROCESS

The Committee reviews and approves Viad’s executive compensation program and the compensation levels for the NEOs and other executive officers. The Committee has sole responsibility with respect to the CEO and other executive officers to approve:

•	the annual base salary level

•	the short-term (annual) incentive opportunity level, performance goals, achievement of performance targets and payment of incentive awards

•	the long-term incentive opportunity level, performance goals, grant of awards and achievement of performance targets and payment of incentive awards

•	any special or supplemental benefits

The salary, equity and incentive compensation of the CEO is approved by the Committee and is subject to ratification by all other independent members of the Board.

The Committee also has sole authority to retain and terminate any compensation consultant used to assist in the evaluation of the compensation of the CEO, the NEOs and other executive officers.

Total compensation is reviewed by the Committee at its regularly scheduled meeting in February. Merit adjustments, if any, to annual base salary are effective April 1 of each year. Awards earned under the short-term (annual) incentive plan (for the prior year) and long-term performance plans are generally also approved at the February meeting of the Committee. Once achievement of financial targets established for the prior year is determined, the payment of incentive awards, if earned, is not made until the Company’s books have been officially closed for the prior fiscal year and Viad’s financial statements have been filed with the SEC. Long-term incentive compensation awards for 2014 (as discussed in the CD&A subsection “Long-Term Incentives”) were granted, and performance goals and targets for the 2014 incentive plans were determined, at the March 2014 meeting of the Committee.

INDEPENDENT COMPENSATION CONSULTANT

The Committee has sole authority to retain, terminate and approve the fees of its compensation consultant. The Committee engaged Pearl Meyer & Partners (“PM&P”), a national independent consulting firm, and PM&P has served as the Committee’s independent compensation consultant since 2012.

In its role as the Committee’s independent advisor, PM&P regularly attends Committee meetings and advises on matters including compensation program design, benchmarking compensation and relative pay for performance. PM&P also provided market data, analysis and advice regarding compensation of our NEOs and other executive officers. PM&P provides no services to the Company other than executive compensation consulting services provided to the Committee.

28	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

BENCHMARKING AND RESOURCES

In connection with Viad’s consideration of its overall compensation program for the NEOs and other executive officers, PM&P provided services and advice on executive compensation matters. In determining 2014 competitive executive pay, PM&P provided pay data, including base salary, short-term incentives, long-term incentives and total compensation values, from multiple surveys from leading compensation consulting firms, including PM&P, Mercer and private survey sources. Both general industry and services industry data were utilized. The data were aged to July 2014 for a consistent, point-in-time reference. Actual pay data, including base salary and short- and long-term incentive pay, from Viad’s executive compensation comparator group, as defined in the CD&A subsection “Compensation Comparator Group,” were also used in order to determine competitive market values for purposes of benchmarking 2014 executive compensation. Target pay was benchmarked to comparator group data for the CEO, CFO and General Counsel, and to published pay surveys and other available competitive data for all other NEOs. The competitive data provided reference points for the Committee. The Committee determined appropriate levels of compensation for each NEO after considering the competitive data, and a number of other factors, including an assessment of individual performance, experience and special expertise related to the responsibilities of an executive officer, Viad’s operating and financial results, the extent to which Viad’s financial and operating goals were achieved in the prior year and advice from PM&P. The actual total direct compensation for all NEOs as a group was below the median of the competitive data.

COMPENSATION COMPARATOR GROUP

We do not have a defined “peer” group that accurately reflects the nature of our core businesses because of our unique and diverse mix of businesses (from marketing and event services to travel and recreation services). However, due to shareholder feedback, the Committee, in consultation with PM&P, developed a comparator group for purposes of benchmarking executive compensation, which was used by the Committee in its decision-making process for the 2014 executive compensation program. The group included, at the time of the 2014 compensation benchmarking, 14 companies whose businesses are generally aligned with Viad’s businesses, as the group includes companies with a global footprint that provide either business-to-business services or leisure and hospitality services. The comparator group companies for 2014 were as follows:

2014 Comparator Group (with ticker symbol)
Cedar Fair, L.P. (FUN)	Life Time Fitness, Inc. (LTM)
Consolidated Graphics, Inc. (CGX)***	Ryman Hospitality Properties, Inc.* (RHP)
Deluxe Corporation (DLX)	Schawk, Inc. (SGK)***
Ennis, Inc. (EBF)	SP Plus Corporation (SP)**
G&K Services, Inc. (GK)	Sykes Enterprises, Incorporated (SYKE)
Healthcare Services Group, Inc. (HCSG)	TEAM, Inc. (TISI)
Isle of Capri Casinos, Inc. (ISLE)	Vail Resorts, Inc. (MTN)
______________________________________

*	Formerly Gaylord Entertainment Company

**	Formerly Standard Parking Corporation
*** Consolidated Graphics and Schawk will not be part of the 2015 comparator group because they are no longer listed public companies due to acquisition

The comparator group was selected based on the following criteria:

•
Business Diversity. The comparator group includes leisure and hospitality services companies and business-to-business services companies (including, among others, diversified support services, offices services and commercial printing services) so that both elements of Viad’s business operations are represented

•	Comparable Revenues. All companies had revenues between approximately 0.5 times and 1.5 times Viad’s revenue, and the median revenue for the comparator group approximated Viad’s revenue

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	29

•	Similar Market Capitalization. The range of market capitalization for the comparator group companies was within 0.6 times and 6 times Viad’s market capitalization
Although the Committee would prefer to keep the comparator group the same from year to year, the Committee believes that adjustments to remove privately-held companies are warranted so that our shareholders can use publicly available data to perform internal compensation benchmarking analyses on Viad’s compensation program. Viad’s 2015 comparator group is otherwise the same as its 2014 comparator group.

IV. COMPONENTS OF COMPENSATION

The compensation components of the 2014 executive compensation program, as well as the type of compensation and the objectives of the compensation, are included in the table below:

COMPONENT	TYPE	OBJECTIVES
Base Salary	Fixed	● Attract and retain executives ● Compensate executive for level of responsibility and experience
Short-Term (Annual) Incentives	Variable	● Reward achievement of the Company’s annual financial and operational goals ● Promote accountability and strategic decision-making
Long-Term Incentives	Variable
●  Align management and shareholder goals by linking management compensation to share price over extended period
●  Encourage long-term, strategic decision-making
●  Reward achievement of long-term company performance goals
●  Promote accountability
●  Retain key executives

Perquisites and Other Personal Benefits	Fixed	● Foster the health and well-being of executives ● Attract and retain executives
Retirement Income and Savings Plans	Fixed	● Retain key executives ● Reward employee loyalty and long-term service
Post-Termination Compensation and Benefits	Fixed	● Attract and retain executives ● Promote continuity in management ● Promote equitable separations between the Company and its executives

MIX OF PAY

The Committee and management created a mix of compensation components, consistent with Viad’s executive compensation philosophy, to deliver the NEOs’ 2014 targeted total compensation.

The table below shows the 2014 mix of compensation components for the NEOs:

Components of 2014 Compensation As a Percentage (%) of Targeted Total Direct Compensation
Name	Base Salary (%)	Targeted Short-Term (Annual) Incentives (%)	Targeted Long-Term Incentives[1] (%)
Steven W. Moster[2]	25	15	60
Deborah J. DePaoli	42	19	40
George N. Hines	47	21	32
Ellen M. Ingersoll	35	19	46
Thomas M. Kuczynski	46	23	31
________________________________

[1]	The percentage calculation for this column is based on the grant date estimated future payouts for long-term incentives.

[2]
On December 3, 2014, Mr. Moster was elected CEO of Viad. Accordingly, the percentages in the table above are prorated to reflect 11 months at Mr. Moster’s 2014 targeted total direct compensation prior to December 3, 2014 and 1 month at Mr. Moster’s 2014 targeted total direct compensation effective as of December 3, 2014.

30	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

Viad’s executive compensation program, including this mix of pay, is designed to enhance shareholder value and mitigate the potential for excessive risk-taking by NEOs in managing Viad’s businesses. A few of the program’s features that serve these two purposes are:

•	Components of compensation are balanced. The mix of pay for NEOs is not overly weighted toward either short-term incentive or long-term incentive compensation

•	Targets are reasonable and value-driven. The Committee sets performance goals and targets designed with the intent that achievement will result in enhancement to shareholder value

•
Long-term awards promote shareholder interests. The ultimate value of each NEO’s long-term incentive award depends upon the value of Viad’s stock at the time of vesting (or exercise, in the case of stock options), which encourages NEOs to consider the inherent risk of short-term decisions that may impact the future performance of Viad. As a result, these awards are intended to create and maintain shareholder value over a multi-year period

•
Stock ownership guidelines align NEO and shareholder interests. Viad’s stock ownership guidelines align the financial interests of our directors and NEOs with those of our shareholders (see the CD&A subsection “Stock Ownership Requirements”). The holding period restriction on vested restricted stock enhances this alignment (see the CD&A subsection “Highlights of Our Compensation Program”)

•
Forfeiture for wrongful actions. Short-term and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., “clawback”) provisions relating to conduct which may be detrimental to Viad (see the CD&A subsection “Clawback Provisions for Detrimental Conduct”)

Each component of the 2014 total compensation of the NEOs is discussed below.

BASE SALARY

The base salary program helps achieve the objectives outlined above by attracting and retaining strong talent. Base salaries represent a fixed portion of the executive compensation package and are determined based on the factors discussed in the CD&A subsection “Benchmarking and Resources.” The Company awards merit increases based on performance and other factors, including current base pay relative to comparator group and other competitive market data used for benchmarking purposes.

SHORT-TERM (ANNUAL) INCENTIVES

Viad’s Management Incentive Plan (“MIP”) is an annual, cash-based, pay for performance incentive program. The MIP is designed to motivate and reward contributions to Viad’s performance during the year by making a significant portion of cash compensation variable and dependent upon achievement of Viad’s annual targets for performance goals. The performance goals and the targets for those performance goals are established by the Committee at the beginning of each year. Short-term incentive cash payouts reflect the extent to which annual targets for performance goals are met or exceeded.
Targets for performance goals are set with the intent that achievement will ultimately result in enhancement to shareholder value. When determining the targets, the Committee considers past financial performance of Viad and its operating companies and its internal estimates of the current-year planned financial performance. Established growth trends, or improved profitability and operating efficiencies, which are based on economic and business conditions specific to Viad’s businesses, are the gauge by which meaningful targets are set and executive performance is measured.
The Committee uses three performance levels when setting MIP targets: Threshold, Target and Maximum. The performance levels are set relative to the prior fiscal year’s actual results and current fiscal year projections. The Committee expects the Company to achieve or exceed the Target level of performance, which is intended to be a stretch target. The Threshold performance level is the minimum performance level required for any MIP payout, while

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	31

the Maximum level of performance is set at a high level of performance that requires significant efforts and exceptional execution to achieve.
The 2014 performance goals for short-term incentive compensation were chosen because each of the goals strongly aligned with the overall business objectives of Viad for the year. The 2014 goals included:

2014 Short-Term Incentive (MIP)
Performance Goals	Weighting
Operating Income	60%
Revenue	10%
Operating Margin	30%
The Committee believes the Company’s Operating Margin reflects a number of important competitive and business elements, including customer satisfaction, market share and cost discipline, and is therefore a significant barometer of our overall performance. The performance goals of Operating Income and Operating Margin are closely tied to achievement of Return on Invested Capital (“ROIC”) objectives. Revenue growth aligns well with organic and acquisition objectives within both Viad’s Marketing & Events and Travel & Recreation Groups.
Operating Income is a stand-alone goal. No payout for the Revenue or Operating Margin goals can be earned unless the Threshold Operating Income goal is achieved. For 2014, achievement by the NEOs at Threshold pays out at 50% of the performance goal’s weight. Achievement at Target pays out at 100% of the performance goal’s weight. Achievement at Maximum pays out at 175% (the maximum achievement level) of the performance goal’s weight. Actual results are prorated based on where they fall along the continuum from the Threshold amount through the Target amount, and from the Target amount through the Maximum amount.
The Committee does not award a discretionary cash bonus to any NEO in circumstances where performance goals under the short-term incentive plan are not met at Threshold or better. In the case of NEOs, the Committee may apply negative discretion to decrease the actual awards based on Company and individual performance. As discussed in the “Highlights of Our Compensation Program” subsection of this CD&A, in 2014, the Committee reduced the MIP target percentages for all NEOs by 5% from the 2013 levels.
For 2014, annual incentives were paid to Mr. Kuczynski and Mses. DePaoli and Ingersoll, and to Mr. Moster, because 2014 performance goals of Viad Consolidated and the Marketing & Events Group were met at 88.7% and 31.0% of Target, respectively. No annual incentive was paid under the MIP to Mr. Hines, who resigned from the Company on January 23, 2015.

2014 Short-Term Incentive Performance Goals, Weighting and Targets[1]
			Targeted Achievement Levels
	Performance Goal[2]	Weight	Threshold	Target	Maximum	Actual Results
Viad Consolidated	Operating Income	60%	$47,100	$53,800	$63,800	$52,307
	Revenue	10%	$1,013,200	$1,039,200	$1,078,300	$1,041,373
	Operating Margin	30%	4.6%	5.2%	5.9%	5.0%

Marketing & Events	Operating Income	60%	$31,500	$37,000	$45,300	$31,678
	Revenue	10%	$901,100	$924,200	$958,900	$924,079
	Operating Margin	30%	3.5%	4.0%	4.7%	3.4%
________________________________

[1]
All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%). For purposes of evaluating achievement, the financial results were translated to U.S. dollars at fixed exchange rate of: Canadian dollar (0.93 to 1), British pound (1.60 to 1) and Euro (1.31 to 1).

[2]	Operating Income for Viad Consolidated is equal to segment operating income less unallocated corporate expenses. The

32	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

performance goals of Operating Income and Operating Margin exclude specific items which are carved out at the beginning of the year, certain items that are of a non-operating nature and other items that management does not want to incent. These items include restructuring and restructuring-related charges, certain acquisition transaction-related expenses and certain other specified items.

The formula for calculating an award under Viad’s short-term incentive program is as follows:

(Annual Base Salary Earnings) x (Target Percentage) x (Company Achievement)

For 2014, Target short-term incentive percentages for the NEOs ranged from 45% to 55% of the NEO’s annual base salary earnings.

Name	Threshold[1] (%)	Target (%)	Maximum[2] (%)	Actual (%)
Steven W. Moster	16.5	55.0	96.3	17.0
Deborah J. DePaoli	13.5	45.0	78.8	40.0
George N. Hines	13.5	45.0	78.8	—[3]
Ellen M. Ingersoll	16.5	55.0	96.3	49.0
Thomas M. Kuczynski	15.0	50.0	87.5	44.0
_______________________________________

[1]
The Operating Income goal is a stand-alone threshold goal and no payout for the other performance goals can be earned unless the Operating Income goal is achieved at or greater than the Threshold amount. The performance goal weight of Operating Income in 2014 was 60%. The “Threshold” column in the table above reflects the NEO’s Target level (as reflected in the “Target” column above) multiplied by 30%, which is the company achievement of Operating Income at the Threshold level and is calculated as follows: (Threshold amount of 50%) x (Operating Income performance goal weight of 60%) = 30%. Achievement at Threshold pays out at 50% of a performance goal’s weight.

[2]	The “Maximum” column in the table above reflects the NEO’s Target level times the company achievement factor at the maximum level of 175%.

[3]	Effective January 23, 2015, Mr. Hines resigned as Chief Information Officer of Viad.

LONG-TERM INCENTIVES

The type and value of the overall mix of long-term incentive grants in 2014 is provided in the table below:

Type	Brief Description	Long-Term Incentive Mix
Performance Units	● 3-year performance period ● Payable in cash based on 10-day trading average of Viad common stock ● Relative TSR, EBITDA and ROIC performance goals ● Subject to clawback provisions	CEO: 100% All Other NEOs: 70%
Restricted Stock (or Units)	● 3-year vesting period ● Subject to clawback provisions	CEO: 0% All Other NEOs: 30%

Each year since 2012, the Committee has increased the performance-based component of Viad’s long-term incentive compensation program for Viad’s NEOs and other executive officers. The Committee believes these changes were needed to increase the emphasis on total pay for performance in the context of Viad’s overall pay philosophy. The change in the mix of long-term incentive grants for the NEOs from 2012 to 2014 is provided in the table below:

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	33

Long-Term Incentive Mix
	2012	2013	2014
CEO
% Performance Units	50%	60%	100%
% Restricted Stock	50%	40%	—%

All Other NEOs
% Performance Units	50%	60%	70%
% Restricted Stock (or Units)	50%	40%	30%

The mix of performance units and restricted stock (or units) places a heavy emphasis on the financial performance of the Company, and provides incentives for executives to create and maintain shareholder value over a multi-year period because the ultimate value of each executive’s grant will depend upon the value of Viad’s stock at the time of vesting or payout. This mix also provides an effective retention tool for executives, as each has a three-year vesting or performance period.

PERFORMANCE UNITS

The Performance Unit Incentive Plan (“PUP”) is designed to focus participants on the long-term interests of our shareholders by tying the value of performance units to both Relative TSR during a three-year performance period and to achievement of financial measures that are key factors in increasing shareholder value. Targets for performance goals are set by the Committee during the first quarter of each three-year performance period. Targets are set such that achievement will ultimately result in enhanced shareholder value.

Performance unit awards under our current program are measured by three factors which the Committee believes promotes Viad’s pay for performance philosophy: (1) Relative TSR, which bears a direct link to shareholder value; (2) EBITDA, which rewards NEOs for increased cash flow, improved profitability and operating efficiencies; and (3) ROIC, which encourages improved returns on invested capital.

The Russell 2000 Index is used for purposes of measuring Relative TSR. The Committee believes the Russell 2000 Index provides an appropriate picture of how our stock price is performing relative to the stock prices of companies in the same stock market index and with similar market capitalizations.

The 2014 performance goals and weighting for long-term incentive compensation are provided in the table below:

Long-Term Incentive Compensation Grants: PUP
Performance Goals	Weighting
Relative TSR[1]	30%
EBITDA[2]	35%
ROIC[3]	35%
_______________________________________

[1]
Relative TSR is a goal measured by Viad’s relative performance relative to the Russell 2000 Index. For the performance units awarded in 2014, Relative TSR is based on: (a) the average closing stock price during the 20 trading days prior to and including December 31, 2013 (“Initial Stock Price”); (b) dividends paid between January 1, 2014 and December 31, 2016, calculated on a per share basis using the ex-dividend date with respect to each such dividend (“Dividends Paid”); and (c) the average closing stock price during the 20 trading days prior to and including December 31, 2016 (“Ending Stock Price”). Relative TSR is calculated as follows: (Ending Stock Price + Dividends Paid)/Initial Stock Price.

[2]
EBITDA is a non-GAAP measure and means earnings from continuing operations before interest expense and interest income, income taxes, depreciation, amortization, restructuring charges, impairment losses and recoveries and income attributable to non-controlling interest. EBITDA contributions from businesses acquired during the measurement period shall only be included in the calculation of EBITDA if the EBITDA performance goal is otherwise attained at or above the Target level.  However, in no case shall EBITDA from acquisitions be included during their first year of ownership by Viad. This treatment

34	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

of acquisitions is intended to balance management’s focus between delivering strong organic results and driving growth through acquisition.

[3]
ROIC means return on invested capital, and is defined as EBITA/Average Capital.  “EBITA” is defined as EBITDA minus depreciation expense, plus rent expense (excluding short-term rent expense that is recognized in cost of sales), minus implied depreciation expense on capitalized operating leases.  “Average Capital” is defined as the average of the beginning and end of year balances for the following assets and liabilities: accounts receivable; inventory; accounts payable; accrued compensation; customer advances; net PP&E and capitalized operating leases; and intangibles arising from acquisitions completed after the MoneyGram spin-off on June 30, 2004.  The EBITA and Average Capital from businesses acquired during the measurement period shall be excluded from measurement of the ROIC performance goal.  This treatment of acquisitions is intended to avoid a possible disincentive for acquiring businesses that will generate strong returns over the long-term but put temporary downward pressure on the Company’s ROIC in the short-term.  The Committee believes that the combination of the TSR performance goal and the EBITDA performance goal provide strong alignment with shareholder returns and encourage management to be strong stewards of shareholder capital.

The performance unit goals and weighting implemented in 2014 illustrate the Committee’s continuous effort to align NEO pay with measures that are important to our shareholders. In each of the past two years, the Committee has adopted transparent, uniform goals and weighting for performance unit awards that promote Viad’s business strategy and strengthen the link between NEO performance and shareholder value. In 2013, the Committee used EBITDA and ROIC as the performance goals for the 2013-2015 performance period, replacing the 2012-2014 performance period goals of operating income, invested capital, cash flow and revenue. While the previous goals aligned incentive compensation with our financial targets and long-term value creation, the Committee believes that EBITDA and ROIC, which remain performance unit goals under our current long-term incentive program, more directly advance our strategic growth objectives by strengthening the link between NEO compensation and profitable top-line growth, increased operating efficiencies and achieving synergies from newly-acquired businesses.

In response to shareholder feedback, the Committee added Relative TSR as a performance unit goal in 2014 for the 2014-2016 performance period. The addition of Relative TSR was part of the Committee’s effort to directly align NEO compensation with our stock price performance relative to companies in the same stock market index. The Committee believes that the performance goals of EBITDA, ROIC and Relative TSR play a critical role in fostering our strategic initiatives to accelerate the growth of both business groups and enhance value for our shareholders.

Achievement and Payout

The formula for calculating a NEO’s performance unit award is as follows:

(Number of units) x (Unit value*) x (Achievement Factor)

_______________________________________

*
Unit value is determined using the average price of Viad’s common stock during the 10-day trading period beginning on the day following the public announcement of Viad’s year-end financial results for the final year of the performance period.

The achievement factor ranges from 0% to 200% of the value of the performance units based on actual achievement.

The Relative TSR performance goal is subject to adjustment as follows:

Relative TSR Performance - Russell 2000 Index	Achievement Percentage of the TSR Performance Goal
90th percentile or above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%
If earned, the performance cycle for performance unit awards made in 2014 is for the three-year period beginning in 2014 and ending in 2016. Performance units earned by NEOs for the 2014-2016 performance period will be paid in

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	35

2017. Performance unit awards are paid in cash and are earned based on the degree of achievement of the targets during the performance period. The Committee believes the three-year cliff vesting feature of the performance units will motivate executives to make long-term decisions during the 2014-2016 performance period that will be beneficial to shareholders and Viad.

Performance Unit Award Payouts: 2011-2013 Performance Period

Payouts for performance units earned during the 2011-2013 performance period were made in 2014. A payout was made to Mr. Moster because the performance period goals of the Marketing & Events Group were met at the 67.8% achievement level. Payouts for performance units earned during the 2011-2013 performance period were also made to Messrs. Hines and Kuczynski and Mses. DePaoli and Ingersoll because the performance period goals of Viad Consolidated were met at the 128.3% achievement level. The table below shows the performance unit awards paid out to the NEOs in 2014, along with the performance goals and targets, the weighting of each performance goal as a percentage of the total award and the achievement levels for each performance goal for the 2011-2013 performance period:

2011 - 2013 PUP Performance Goals, Weighting and Targets for Corporate Executives

			Targeted Achievement Levels[1]			Actual Results
	Performance Goal	Weight (%)	Threshold ($)	Target ($)	Maximum ($)	Amount ($)	Weight[4] (%)
Viad Consolidated	Operating Income[2]	60%	22,000	27,000	33,433	30,855	96.0%
	AOCF[3]	30%	48,767	53,633	59,900	50,940	18.4%
	Revenue	10%	906,600	949,367	1,006,900	971,586	13.9%
							128.3%

Marketing & Events Group	Operating Income[2]	40%	8,667	12,233	16,867	14,161	56.6%
	AOCF[3]	30%	33,167	36,633	41,167	23,187	0.0%
	Revenue	10%	812,133	850,333	901,533	856,490	11.2%
	Invested Capital	20%	(20,000)	(26,000)	(35,000)	(6,398)	0.0%
							67.8%
________________________________

[1]
Targeted achievement levels are based on a three-year average. All dollar amounts are shown in thousands (000). Achievement at Threshold pays out at 50% of the performance goal's weighting. Achievement at Target pays out at 100% of the performance goal's weighting. Achievement at Maximum pays out at 200% (the maximum achievement level) of the performance goal's weighting.

[2]	“Operating Income” is net of corporate expenses.

[3]	“AOCF" is an abbreviation for Adjusted Operating Cash Flow, and is defined as operating cash flow plus restructuring and tax payments, minus tax refunds.

[4]	Actual results are prorated based on where they fall along the continuum from the Threshold amount through the Maximum amount. See also Note 1 above.

TIME-VESTED RESTRICTED STOCK (OR UNITS)

In 2014, restricted stock awards were made to the NEOs and other executives who have a significant impact on Viad’s operational and financial goals.

The restricted stock awards promote shareholder interests and our pay for performance philosophy. Restricted stock (or units) will not vest until three years after the date of grant, and the holding period will continue for 2014 grants and thereafter unless and until the Company’s stock ownership guidelines are met.

36	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

Recipients of restricted stock may vote the underlying shares and will receive dividends during the restriction period. The restricted stock units do not have voting rights, but do provide for dividend equivalents. Receipt of dividends (or dividend equivalents) and the right to vote shares are important links in aligning management’s interests with those of Viad’s shareholders.

2014 VESTING OF LONG-TERM INCENTIVES AWARDED IN PRIOR YEARS

Restricted stock (or units) granted in 2011 vested in 2014 (see the CD&A subsection “Time-Vested Restricted Stock (or Units)” for a description of the awards).

SPECIAL DIVIDEND AND ADJUSTMENTS TO LONG-TERM INCENTIVES

As part of its ongoing efforts to enhance shareholder value, the Company paid a special dividend on its outstanding common stock of $1.50 per share on February 14, 2014 to shareholders of record as of February 7, 2014. In accordance with the mandatory provisions of the 2007 Viad Corp Omnibus Incentive Plan and the 1997 Viad Corp Omnibus Incentive Plan, the Committee approved equitable adjustments to outstanding long-term incentive awards of stock options and performance units issued pursuant to those plans in order to prevent the special dividend from diluting the rights of participants under those plans. The equitable adjustments to the outstanding stock options reduced the exercise price and increased the number of shares of common stock underlying such options. The equitable adjustment to the performance units reflects the effect of the special dividend, but would be paid only if performance goals are met at the end of the three-year performance period.

PERQUISITES AND OTHER PERSONAL BENEFITS

Perquisites and other personal benefits are part of each NEO’s total compensation package and are reviewed periodically to ensure external competitiveness. For 2014, the perquisites offered by the Company to the NEOs included financial counseling and tax preparation, annual executive physical examination, executive medical insurance, accidental death and dismemberment insurance, club memberships and Company-paid parking. Mr. Moster also received an automobile allowance and, in connection with his promotion to CEO, a one-time relocation payment in 2014 to assist with his move from Las Vegas, Nevada to Phoenix, Arizona, the headquarters of the Company. Consistent with Company policy, we do not make any tax gross-up payments for these or any other NEO perquisites and personal benefits. Additional information on perquisites and other personal benefits provided to the NEOs in 2014 is discussed in the “Summary Compensation Table” section of this proxy statement.

POST-EMPLOYMENT COMPENSATION

Certain termination events will trigger post-employment payments and benefits for the NEOs, including retirement, change in control severance, termination for cause, involuntary termination not for cause, death or disability. These are discussed under the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement. Post-termination compensation provides for either short-term (termination or change in control) or long-term (retirement) security to the Company’s executive officers in the event their employment with the Company ends. In the event of involuntary termination, post-termination compensation is intended to provide an interim financial resource to the executive during the transition from employment with Viad.

RETIREMENT INCOME AND SAVINGS PLANS

MoneyGram is solely responsible for paying annual retirement benefits to our former CEO and our CFO under the SERP and the MoneyGram Pension Plan pursuant to its agreement to assume such liabilities after MoneyGram’s spin-off from Viad in 2004.  As of the spin-off date, MoneyGram assumed all liability for pension benefits for Company employees participating in the MoneyGram Pension Plan and the SERP, including, for our CFO as well as other participants, any benefit increases based on final average earnings and covered compensation as of the employment termination date.  In addition to the retirement benefits paid by MoneyGram under the SERP and the MoneyGram Pension Plan, Ms. Ingersoll also receives retirement benefits from the Company under the Defined Contribution Plan, which the Company established in 2013 to replace the annual payment of lump sum cash awards, including tax gross-

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	37

ups, previously made to certain participants of the SERP. The lump-sum awards were instituted in 2005 in connection with the Company’s spin-off of MoneyGram in 2004, at which time the credited service benefits for the SERP’s participants were frozen, and were made solely in lieu of the Company accruing pension benefits for Ms. Ingersoll and other participants of the SERP. Except for Ms. Ingersoll, none of the NEOs currently employed by the Company participate in the SERP, the Defined Contribution Plan or the MoneyGram Pension Plan.

All eligible U.S. employees may participate in the Viad Corp Capital Accumulation Plan (the “401(k) Plan”). In addition, the U.S. NEOs are eligible to participate in the Viad Corp Supplemental 401(k) Plan, which provides for additional employee contributions over the annual limits set by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) for the 401(k) Plan, plus matching contributions by Viad based on the same percentage as the 401(k) Plan.

The change in the value of the pension plans during 2014 is included in the “Summary Compensation Table” section of this proxy statement. Please refer to the “Pension Benefit Table” and the “Potential Payment Upon Employment Termination or Change in Control” sections of this proxy statement for further discussion of retirement benefits.

POST-TERMINATION COMPENSATION AND BENEFITS

Change In Control Severance

Viad’s Executive Severance Plan (Tier I) provides each of the NEOs with severance benefits if the NEO’s employment is terminated by Viad without cause or by the NEO for good reason (as those terms are defined in this Plan) within 36 months after a change in control of Viad, or by the NEO for any reason (other than for good reason, death, disability or retirement) during a 30-day window period beginning on the first anniversary of a change in control of Viad.

As discussed elsewhere in this CD&A, Viad has eliminated excise tax gross-ups and “modified single-trigger” provisions in the executive severance plans of all NEOs hired in 2013 and thereafter. The Company also instituted a three-year phase-out on change in control excise tax gross-ups and modified single-trigger provisions for all NEOs grandfathered into the Company’s previous Executive Severance Plan (Tier I) that will make these provisions null and void as of February 26, 2017.

The purpose of the Company’s executive severance plan is to ensure, in the event of a possible change in control of Viad, that NEOs will be available (without concern for their personal financial situations) to perform their regular duties and to advise management and the Board as to whether the change in control proposal would be in the best interests of Viad and its shareholders, to assist in the change in control implementation and transition and to perform other appropriate actions. Severance benefits also provide an economic means for NEOs to transition from Viad employment. Participants in this plan are designated by the CEO and approved by the Committee. Upon a change in control, Viad’s annual and long-term incentive plans also provide for accelerated vesting of equity awards and payment of annual incentive and performance units, as discussed in the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement.

Employment Agreement

No NEO is currently a party to any employment agreement with the Company. For a discussion of our former CEO’s employment agreement, please refer to the 2014 Compensation for Certain Former Executive Officers, “Employment Agreement” and “Potential Payment Upon Employment Termination or Change in Control” sections of this proxy statement.

Mr. Moster’s Severance Agreement

Mr. Moster’s Severance Agreement (No Change in Control) provides for a post-termination severance payment in the event of the termination of Mr. Moster’s employment by Viad for any reason other than for cause, or upon his voluntary termination of employment for “good reason.” This agreement is further discussed in the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement.

38	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

2014 COMPENSATION FOR CERTAIN FORMER EXECUTIVE OFFICERS

As discussed in this CD&A and elsewhere in this proxy statement, although Messrs. Dykstra and Hannan resigned from the Company in 2014, they are considered NEOs under applicable SEC rules. Accordingly, this section contains a discussion of the 2014 compensation paid to Messrs. Dykstra and Hannan, as well as other information relevant to an understanding of how and why the Company paid such compensation.

Because Mr. Dykstra participated in the Company’s 2014 compensation program, in setting his 2014 compensation, the Company adopted the same overall design, purposes, objectives and other aspects of its pay for performance philosophy as it did in setting 2014 compensation for the other NEOs. The Company’s pay for performance philosophy is discussed in the “Executive Summary” and other sections of this CD&A. Mr. Hannan resigned from the Company for personal reasons on January 2, 2014, and therefore did not participate in the 2014 executive compensation program.

In determining the compensation for Mr. Dykstra in 2014, the Committee considered not only performance-related factors, but also whether Mr. Dykstra’s compensation aligned with market compensation practices. For 2014, Mr. Dykstra’s targeted total direct compensation, which consisted of base salary, short-term incentive compensation and long-term incentive compensation, was below the median of the competitive data. The 2014 target base salary for Mr. Dykstra was also below the median CEO base salary.

The pension-related compensation received by Mr. Dykstra under the SERP and the MoneyGram Pension Plan is the sole responsibility of MoneyGram as part of its spin-off from Viad in 2004. The Defined Contribution Plan was established in 2013 to replace the annual payment of lump sum cash awards previously paid to Mr. Dykstra and our CFO in lieu of the Company accruing post-spin-off pension benefits for certain participants of the SERP. Excluding those plan-based retirement payments and related compensation, the actual total compensation for Mr. Dykstra was below the 50th percentile of the competitive data. Our current CEO, Mr. Moster, does not participate in the SERP, the Defined Contribution Plan or the MoneyGram Pension Plan.

Mr. Dykstra’s 2014 compensation package had the same components as the NEOs, as discussed in prior sections of this CD&A. The mix of compensation components for Mr. Dykstra’s 2014 targeted total compensation is summarized in the table below:

Components of 2014 Compensation As a Percentage (%) of Targeted Total Direct Compensation
Name	Base Salary (%)	Targeted Short-Term (Annual) Incentives (%)	Targeted Long-Term Incentives[1] (%)
Paul B. Dykstra[2]	28	25	47
_______________________________________

[1]	The percentage calculation for this column is based on the grant date estimated future payouts for long-term incentives.

[2]	Reflects 2014 targeted total direct compensation prior to December 3, 2014.

Mr. Dykstra’s base salary represented a fixed portion of his compensation package and was determined based on the factors discussed in the “Benchmarking” subsection and elsewhere in this CD&A.

As discussed in the “Highlights of Our Compensation Program” subsection of this CD&A, in 2014, in an effort to better align compensation with performance, the Committee reduced the MIP target percentages for all NEOs by 5% from the 2013 levels. As a result of this decision, Mr. Dykstra’s MIP target percentage was reduced from 95% to 90% for 2014, as reflected in the table below:

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	39

Name	Threshold[1] (%)	Target (%)	Maximum [2] (%)	Actual (%)
Paul B. Dykstra	27.0	90.0	157.5	—[3]
_______________________________________

[1]
The Operating Income goal is a stand-alone threshold goal and no payout for the other performance goals can be earned unless the Operating Income goal is achieved at or greater than the Threshold amount. The performance goal weight of Operating Income in 2014 was 60%. The “Threshold” column in the table above reflects Mr. Dykstra’s Target level (as reflected in the “Target” column above) multiplied by 30%, which is the company achievement of Operating Income at the Threshold level and is calculated as follows: (Threshold amount of 50%) x (Operating Income performance goal weight of 60%) = 30%. Achievement at Threshold pays out at 50% of a performance goal’s weight.

[2]	The “Maximum” column in the table above reflects Mr. Dykstra’s Target level times the company achievement factor at the maximum level of 175%.

[3]
For a discussion of the post-employment compensation paid in lieu of Mr. Dykstra’s MIP award for 2014, please refer to the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement.

In 2014, payouts for performance units Messrs. Dykstra and Hannan earned during the 2011-2013 performance period were made because the performance period goals of Viad Consolidated and Travel & Recreation Group were met at the 128.3% and 133.7% achievement levels, respectively. The table below shows the performance unit awards received by Messrs. Dykstra and Hannan in 2014, along with the performance goals and targets, the weighting of each performance goal as a percentage of the total award and the achievement levels for each performance goal for the 2011-2013 performance period:

2011 - 2013 PUP Performance Goals, Weighting and Targets for Corporate Executives

			Targeted Achievement Levels[1]			Actual Results
	Performance Goal	Weight (%)	Threshold ($)	Target ($)	Maximum ($)	Amount ($)	Weight[4] (%)
Viad Consolidated	Operating Income[2]	60%	22,000	27,000	33,433	30,855	96.0%
	AOCF[3]	30%	48,767	53,633	59,900	50,940	18.4%
	Revenue	10%	906,600	949,367	1,006,900	971,586	13.9%
							128.3%
Travel & Recreation Group	Operating Income[2]	50%	20,900	22,333	24,200	22,860	64.1%
	AOCF[3]	30%	27,627	28,700	30,567	28,675	29.6%
	Revenue	20%	94,467	99,099	105,367	115,096	40.0%
							133.7%
________________________________

[1]
Targeted achievement levels are based on a three-year average. All dollar amounts are shown in thousands (000). Achievement at Threshold pays out at 50% of the performance goal's weight. Achievement at Target pays out at 100% of the performance goal's weight. Achievement at Maximum pays out at 200% (the maximum achievement level) of the performance goal's weight.

[2]	“Operating Income” is net of corporate expenses.

[3]	“AOCF" is an abbreviation for Adjusted Operating Cash Flow, and is defined as operating cash flow plus restructuring and tax payments, minus tax refunds.

[4]	Actual results are prorated based on where they fall along the continuum from the Threshold amount through the Maximum amount. See also Note 1 above.

For 2014, the perquisites offered by the Company to Mr. Dykstra included financial counseling and tax preparation, annual executive physical examination, executive medical insurance, accidental death and dismemberment insurance, club memberships, Company-paid parking, an automobile, plus related expenses, executive life insurance, a home security system and home Internet service. Consistent with Company policy, we did not make any tax gross-up payments for these or any other of Mr. Dykstra’s perquisites or personal benefits. Additional information on perquisites

40	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

and other personal benefits provided to Mr. Dykstra in 2014 is included in the “Summary Compensation Table” section of this proxy statement.

Messrs. Dykstra and Hannan both participated in pension plans during 2014. Mr. Hannan was a participant in the Retirement Plan for Management Employees of Brewster Inc. in lieu of the U.S.-based program until January 2, 2014. Pursuant to the terms of the plan, Mr. Hannan was entitled to all accrued benefits and rights under the plan up to and through January 2, 2014. In 2014, Mr. Dykstra participated in the SERP and the MoneyGram Pension Plan. Although the Summary Compensation Table includes the legacy pension plan benefit amounts paid to Mr. Dykstra under the MoneyGram Pension Plan and the SERP, these benefit amounts were paid by MoneyGram, not Viad, pursuant to its agreement to assume such liabilities after MoneyGram’s spin-off from Viad in 2004.  As of the spin-off date, MoneyGram assumed all liability for pension benefits for Mr. Dykstra under the MoneyGram Pension Plan and the SERP, including any benefit increases based on final average earnings and covered compensation as of the employment termination date.  Mr. Moster, our current CEO, does not receive any legacy pension plan benefit amounts from either MoneyGram or Viad under the MoneyGram Pension Plan or the SERP.

The change in the value of the pension plans received by Messrs. Dykstra and Hannan during 2014 is included in the “Summary Compensation Table” section of this proxy statement. While not intended to replace the information in the Summary Compensation Table, the table below illustrates that all of the amounts reported in the Summary Compensation Table paid to Mr. Dykstra with respect to the MoneyGram Pension Plan and the SERP over the past three years were paid by MoneyGram:
Benefit-Related Payments to Mr. Dykstra under Legacy Plans

	2012		2013		2014
	Viad	MoneyGram	Viad	MoneyGram	Viad	MoneyGram
Year-over-Year Change in Pension Value	$0	$848,946	$0	$137,228	$0	$924,910
Above-Marketing Earnings on Benefits	$0	$0	$0	$0	$0	$0
Total Payments	$0	$848,946	$0	$137,228	$0	$924,910
Percentage of SCT Reported Amount Paid[1]	<0.1%	99.9%	12.0%[2]	88.0%	0.4%[2]	99.6%
Percentage of SCT Reported Amount Paid and Attributable Legacy Plan Benefit-Related Payments[1]	0.0%	100.0%	0.0%	100.0%	0.0%	100.0%

_______________________________________________________

[1]
“SCT Reported Amount” refers to the amounts reported by Viad as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” under Column (h) of the Summary Compensation Table. The SCT Reported Amounts for 2012, 2013 and 2014 for Mr. Dykstra were $849,422, $155,854 and $928,978, respectively.

[2]	Includes above-market earnings paid with respect to the Defined Contribution Plan.
In addition to the retirement benefits paid by MoneyGram under the SERP and the MoneyGram Pension Plan, Mr. Dykstra also receives retirement benefits from the Company under the Defined Contribution Plan, which the Company established to replace the annual payment of lump sum cash awards, including tax gross-ups, previously made to certain participants of the SERP. The lump-sum awards were instituted in 2005 in connection with the Company’s spin-off of MoneyGram in 2004, at which time the credited service benefits for the SERP’s participants were frozen, and were made solely in lieu of the Company accruing pension benefits for Mr. Dykstra and other participants of the SERP. Mr. Dykstra’s Defined Contribution Plan account was frozen in connection with his resignation from the Company, and will be paid out in accordance with his elections under the Defined Contribution Plan.

In 2014, Mr. Dykstra also participated in the 401(k) Plan, which is available to all eligible U.S. employees, and the Viad Corp Supplemental 401(k) Plan, which is available to all U.S. NEOs.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	41

In 2014, Mr. Dykstra was covered under an employment agreement, which provided for post-termination severance and benefits upon certain termination scenarios. For additional detail on Mr. Dykstra’s employment agreement, please refer to the “Employment Agreement” and “Potential Payment Upon Employment Termination or Change in Control” sections of this proxy statement.

Mr. Dykstra was subject to the Company’s stock ownership requirements during 2014. In 2014, Mr. Dykstra exceeded his stock ownership goal, which was 5.0 times his base salary.

V. OTHER ASPECTS OF OUR COMPENSATION PROGRAM

CLAWBACK PROVISIONS FOR DETRIMENTAL CONDUCT
In order to protect Viad and its operating companies and to help ensure the long-term success of the business, annual and long-term incentive compensation are subject to forfeiture and reimbursement (i.e., “clawback”) provisions relating to the following conduct:

•
an officer or employee knowingly participated in misconduct that caused a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which constituted a material violation of Viad’s Code of Ethics or certain other policies

•
an officer or employee was aware of and failed to report another officer or employee who was participating in misconduct that caused or could cause a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which constituted a material violation of Viad’s Code of Ethics or certain other policies

•	an officer or employee acted significantly contrary to the best interests of Viad
The clawback provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, the annual and long-term incentive compensation awards also provide Viad with the right to stop the NEO, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. Viad also may seek monetary damages for such activities.
The following incentive compensation is subject to clawback provisions:

•	awards of restricted stock (or units) and performance units granted in the last two years of employment

•	all cash bonuses paid during the last 18 months of employment

•	outstanding vested, but not exercised, stock options

•	any gain (without regard to tax effects) realized from the exercise of an option subject to the clawback provisions

As discussed in the “Highlights of Our Compensation Program” subsection of this CD&A, in 2014, the Company amended its long-term incentive agreements to include clawback provisions applying to certain NEOs and other executive officers terminated in the first year of employment. Under the amendments, an executive must forfeit any long-term incentive awards granted in 2014 or thereafter if the executive’s employment is terminated due to retirement, death, disability or termination without cause within 12 months after the grant date. Long-term incentive awards will vest pro rata if the termination occurs after the 12-month forfeiture period lapses, and the amount of the award will be based on the length of time the executive was employed during the applicable vesting or performance period. The new clawback provisions provide a retention incentive for our executives, and we believe that they provide a more appropriate balance between Viad’s interests and those of its executives.

42	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP REQUIREMENTS

The Company’s stock ownership guidelines were adopted to promote alignment between executives and shareholders in order to encourage actions to enhance long-term shareholder value. The guidelines require executives to own a minimum amount of stock on a direct basis, meaning stock of Viad which is subject to market risk and not simply held under option. The minimum required amount is based on multiples of salary ranging from one and one-half to five times an executive’s annual salary, depending on salary level, as summarized below:

STOCK OWNERSHIP GUIDELINES
Executives	Ownership Guidelines
CEO	5.0 times base salary
Direct Reports to CEO	3.0 times base salary
Second Level Below CEO	1.5 times base salary

Ms. Ingersoll has exceeded her stock ownership goals. Mr. Moster, whose goal was increased from 3.0 times base salary to 5.0 times base salary upon being hired as our CEO in December 2014, and all other NEOs who are currently subject to the guidelines are working toward achieving their goals. The Company places a hold on vested restricted stock earned by each NEO, net of taxes, until the NEO’s total stock ownership meets the Company’s stock ownership guidelines or the NEO is no longer an employee of the Company, whichever occurs first.

LIMIT ON DEDUCTIBILITY OF CERTAIN COMPENSATION

Section 162(m) of the Internal Revenue Code limits the Company’s deduction for compensation paid to the NEOs to $1 million during the tax year, subject to certain permitted exceptions. The Company intends to structure its compensation arrangements in a manner that would comply with Section 162(m). Although the Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, if it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Committee may approve compensation to executive officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to the NEOs may not be deductible for federal income tax purposes under Section 162(m).

OPPORTUNITY FOR SHAREHOLDER FEEDBACK

We value feedback from our shareholders about our executive compensation philosophy and program, and welcome shareholders to express their views to the Board in writing. For more information about shareholder feedback opportunities, please refer to the “Communication with Board of Directors” section of this proxy statement.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	43

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of the Board is comprised solely of independent directors. The Committee oversees design and implementation of an executive compensation strategy intended to enhance the fundamental value of Viad by increasing its earnings, cash flows, market position and financial condition, thereby providing a logical predicate for increases in shareholder value. The Committee has reviewed and discussed with Viad’s management the Compensation Discussion and Analysis provided in this proxy statement and, based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Viad’s 2014 Annual Report on Form 10-K, filed March 13, 2015.

HUMAN RESOURCES COMMITTEE
Edward E. Mace, Chairman
Daniel Boggan Jr.
Richard H. Dozer
Robert E. Munzenrider
Margaret E. Pederson

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation in 2014 and, where applicable, 2013 and 2012, of our Chief Executive Officer, our Chief Financial Officer, each of the three other most highly compensated executive officers of Viad in 2014 and two former executive officers (collectively, the “named executive officers” or “NEOs”).

The amounts presented below in column (e), “Stock Awards,” and column (f), “Option Awards,” of the Summary Compensation Table do not reflect actual pay, but rather represent the grant date fair value of awards granted to the NEOs and may not reflect the actual value to be realized by each executive officer. Variables that can affect the actual value realized by the NEOs include achievement levels of performance targets, economic and market risks associated with stock and option awards and performance unit valuation based on the market price of Viad’s stock. The actual value realized by the NEOs will not be determined until the time of vesting in the case of restricted stock (or units) and performance units, or until option exercise in the case of option awards.

44	Viad Corp | HUMAN RESOURCES COMMITTEE REPORT

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation[3] ($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings[1,4] ($)	All Other Compen- sation[5] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven W. Moster	2014	427,807	—	1,000,412	—	73,500	—	277,201[6]	1,778,920
President and CEO	2013	412,500	—	462,215	—	—	—	116,141	990,856
Group President - Marketing & Events; President GES	2012	402,000	—	506,760	—	416,100	—	52,643	1,377,503
Deborah J. DePaoli	2014	339,500	—	324,142	—	135,500	—	34,700[7]	833,842
General Counsel and Secretary
George N. Hines[8]	2014	273,025	—	182,182	—	—	—	29,141[8]	484,348
Former Chief Information Officer
Ellen M. Ingersoll	2014	387,000	—	511,056	—	188,800	55,778	321,192[9]	1,463,826
Chief Financial Officer	2013	384,231	—	462,215	—	85,200	6,448	345,323	1,283,417
	2012	371,019	—	506,760	—	319,900	50,956	145,882	1,394,517
Thomas M. Kuczynski	2014	332,000	—	220,038	—	147,200	11	34,970[10]	734,219
Chief Corporate Development	2013	329,500	—	202,390	—	67,100	14	52,947	651,951
& Strategy Officer	2012	319,125	—	214,240	—	252,000	11	42,904	828,280
Paul B. Dykstra[1,11]	2014	781,413	—	1,313,130	—	—	928,978	593,989[11]	3,617,510
Former Chairman, President	2013	766,875	—	1,211,605	—	269,600	155,854	689,950	3,093,884
and CEO	2012	731,250	—	1,334,880	—	945,100	849,422	376,693	4,237,345
Michael M. Hannan[12]	2014	44,124	—	—	—	—	70,285	536,327[12]	650,736
Former President of	2013	322,158	—	218,800	—	190,316	14,306	76,802	822,382
Travel & Recreation Group and Brewster Inc.	2012	321,750	—	241,020	—	146,962	46,582	20,585	776,899
________________________________

[1]
The year-over-year pension value change compensation under column (h) for Mr. Dykstra for 2012 to 2014 is not the obligation of Viad to pay, but rather is the sole responsibility of MoneyGram in connection with its spin-off by Viad in 2004. The amounts reflect the year-over-year change in the actuarial present value of the Viad Corp Supplemental Pension Plan (the “SERP”) and the Viad Corp Retirement Income Plan (the “MoneyGram Pension Plan”), each of which is the sole responsibility of MoneyGram (see Note 4, below). The following table demonstrates the allocation of these amounts listed as Mr. Dykstra’s compensation under column (h) as between MoneyGram and Viad:

	2012 ($)		2013 ($)		2014 ($)
	Viad	MoneyGram	Viad	MoneyGram	Viad	MoneyGram
Column (h) “Change in Pension Value”	—	848,946	—	137,228	—	924,910

[2]
Includes a one-time, promotional grant of 23,700 shares of restricted stock to Mr. Moster, effective as of December 3, 2014, pursuant to the 2007 Viad Corp Omnibus Incentive Plan. The amounts shown under this column (e) reflect the grant date fair value of long-term incentives awarded (other than stock options, the grant date fair value of which is reflected in column (f)) to the named executive officers, including restricted stock (or units) granted in years 2012 through 2014, and performance units granted in years 2012 through 2014. The grant date fair value of the performance unit awards granted in 2012, 2013 and 2014 were computed by multiplying (i) the number of units awarded to each NEO, assuming achievement at target level, by (ii) the closing price of the underlying shares on the grant date. The amounts shown under this column (e) include 2014 performance unit awards in the amount of $279,188 for Mr. Moster, $227,136 for Ms. DePaoli, $127,764 for Mr. Hines, $357,266 for Ms. Ingersoll, $153,790 for Mr. Kuczynski and $1,313,130 for Mr. Dykstra, 2013 performance unit awards in the amount of $300,850 for Mr. Moster, $300,850 for Ms. Ingersoll, $131,280 for Mr. Kuczynski, $787,680 for Mr. Dykstra and $142,220 for Mr. Hannan and 2012 performance unit awards in the amount of $269,860 for Mr. Moster, $269,860 for Ms. Ingersoll, $113,300 for Mr. Kuczynski, $710,700 for Mr. Dykstra and $127,720 for Mr. Hannan. If achievement is at maximum level, the grant date fair values of the 2014 performance unit awards would be $558,376 for Mr. Moster, $454,272 for Ms. DePaoli, $255,528 for Mr. Hines, $714,532 for Ms. Ingersoll, $307,580 for Mr. Kuczynski and $2,626,260 for Mr. Dykstra, the grant date fair values of the 2013 performance unit awards would be $601,700 for Mr. Moster, $601,700 for Ms. Ingersoll, $262,560 for Mr. Kuczynski, $1,575,360 for Mr. Dykstra and $284,440 for Mr. Hannan and the grant date fair values of the 2012 performance unit awards would be $539,720 for Mr. Moster, $539,720 for Ms. Ingersoll, $226,600 for Mr. Kuczynski, $1,421,400 for Mr. Dykstra and $255,440 for Mr. Hannan. Mr. Hannan did not participate in the 2014 compensation program and therefore

Viad Corp | EXECUTIVE COMPENSATION	45

was not eligible for a performance unit award in 2014. Assumptions made in the valuation of stock awards under this column (e) are discussed in Viad’s 2014 Annual Report on Form 10-K, filed March 13, 2015, in Notes 1 and 2 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

[3]
The amounts shown under this column (g) represent incentive cash awards under the Management Incentive Plan for 2012, 2013 and 2014, pursuant to the 2007 Viad Corp Omnibus Incentive Plan, each of which were paid in March of the following year. The 2014 performance targets are discussed in the “Compensation Discussion and Analysis” section of this proxy statement.

[4]
The amounts shown under this column (h) represent the year-over-year pension value change in the actuarial present value of the SERP, the MoneyGram Pension Plan and the Retirement Plan for Management Employees of Brewster Inc., as well as above-market earnings on the Viad Corp Defined Contribution Supplemental Executive Retirement Plan (the “Defined Contribution Plan”), which is described in greater detail in the “Non-Qualified Deferred Compensation Table” section of this proxy statement, and the Viad Corp Supplemental 401(k) Plan (the “Supplemental 401(k) Plan”). As discussed in Note 1 above, in connection with the spin-off of MoneyGram on June 30, 2004, liabilities associated with the SERP and MoneyGram Pension Plan obligations were assumed entirely by MoneyGram. The term “above-market earnings” represents an earning rate that exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Internal Revenue Code). For 2014, the year-over-year pension value change from 2013 to 2014 was $54,451 for Ms. Ingersoll, $924,910 for Mr. Dykstra and $70,825 for Mr. Hannan. For 2013, the year-over-year pension value change from 2012 to 2013 was $137,228 for Mr. Dykstra and $14,306 for Mr. Hannan. For 2012, the year-over-year pension value change from 2011 to 2012 was $50,876 for Ms. Ingersoll, $848,946 for Mr. Dykstra and $46,582 for Mr. Hannan. For the Defined Contribution Plan, the above-market earnings for 2014 were $1,266 for Ms. Ingersoll and $3,681 for Mr. Dykstra, and the above-market earnings for 2013 were $6,359 for Ms. Ingersoll and $18,082 for Mr. Dykstra. For the Supplemental 401(k) Plan, the above-market earnings for 2014 were $61 for Ms. Ingersoll, $11 for Mr. Kuczynski and $387 for Mr. Dykstra; for 2013 were $89 for Ms. Ingersoll, $14 for Mr. Kuczynski and $544 for Mr. Dykstra; and for 2012 were $80 for Ms. Ingersoll, $11 for Mr. Kuczynski and $476 for Mr. Dykstra.

[5]
Except as otherwise expressly stated, the aggregate incremental cost of perquisites is the actual cost incurred by Viad as a result of providing such items. Reported amounts for dividends on unvested restricted stock include amounts received from a special dividend in the amount of $1.50 per share. The special dividend was paid by the Company on February 14, 2014 to all shareholders of record as of February 7, 2014.

[6]
The amount reported under column (i) for Mr. Moster in 2014 includes: (i) the following perquisites and personal benefits: executive medical coverage; accidental death and dismemberment insurance; club membership dues; office parking; a one-time relocation payment in the amount of $200,000; and an automobile allowance; and (ii) the following other compensation: $48,000 for dividends on unvested restricted stock; and $10,400 in matching contributions under the Viad Corp Capital Accumulation Plan (the “401(k) Plan”).

[7]
The amount reported under column (i) for Ms. DePaoli in 2014 includes $21,120 for dividends on unvested restricted stock and $13,580 in matching contributions under the 401(k) Plan and the Supplemental 401(k) Plan.

[8]
Effective January 23, 2015, Mr. Hines resigned as Chief Information Officer of Viad and forfeited his 2014 non-equity incentive award and all unvested long-term incentive awards. The amount reported under column (i) for Mr. Hines in 2014 includes $18,220 for dividends on unvested restricted stock and $10,921 in matching contributions under the 401(k) Plan and the Supplemental 401(k) Plan.

[9]
The amount reported under column (i) for Ms. Ingersoll in 2014 includes: (i) the following perquisites and personal benefits: executive medical coverage; accidental death and dismemberment insurance; tax planning and financial counseling services; an annual executive physical examination; and office parking; and (ii) the following other compensation: $50,840 for dividends on unvested restricted stock; $230,795 in defined contribution plan benefits; and $15,480 in matching contributions under the 401(k) Plan and the Supplemental 401(k) Plan. The amounts paid to Ms. Ingersoll for defined contribution plan benefits are benefit accruals for the period from January 1, 2014 through December 31, 2014 pursuant to the Defined Contribution Plan. The accrued benefits under the Defined Contribution Plan, which was established by Viad as of January 1, 2013, replace the annual lump sum cash awards previously paid to Ms. Ingersoll in lieu of the Company accruing benefits for her as a participant of the SERP. Ms. Ingersoll is the only current employee of the Company participating in the Defined Contribution Plan, and no other current or future employees will participate in the Defined Contribution Plan. The Defined Contribution Plan is described in greater detail in the “Pension Arrangements” and “Non-Qualified Deferred Compensation Table” sections of this proxy statement.

[10]
The amount reported under column (i) for Mr. Kuczynski in 2014 includes $21,690 for dividends on unvested restricted stock and $13,280 in matching contributions under the 401(k) Plan and the Supplemental 401(k) Plan.

[11]
Effective December 3, 2014, Mr. Dykstra resigned as Chairman, President and CEO of Viad. In connection with his resignation, the Company and Mr. Dykstra entered into a Severance Agreement and General Release dated as of the effective date of Mr. Dykstra’s resignation. Pursuant to the Severance Agreement and General Release, Mr. Dykstra received severance compensation substantially in accordance with the terms and conditions of his employment agreement, as more fully described in the “Employment Agreement” and “Potential Payment Upon Employment Termination or Change in Control” sections of this proxy statement. The amount reported under column (i) for Mr. Dykstra in 2014 includes: (i) the following perquisites and personal benefits: executive medical coverage; accidental death and dismemberment insurance; executive life insurance; tax planning and financial counseling services; club membership dues; an annual executive physical examination; $26,089 for the use of a company automobile and related expenses; home Internet service; a home security system; and office parking; and (ii) the following other compensation: $172,760 for dividends on unvested restricted stock; $31,257 in matching contributions under the 401(k) Plan and the Supplemental 401(k) Plan; and $326,489 in defined contribution plan benefits. The amounts paid to Mr. Dykstra for defined contribution plan benefits are benefit accruals for the period from January 1, 2014 through December 31, 2014 pursuant to the Defined Contribution Plan (see Note 9, above).

[12]
Effective January 2, 2014, Mr. Hannan stepped down as Group President - Travel & Recreation and left Viad for personal reasons. In order to ensure a smooth leadership transition following Mr. Hannan’s departure from the Company, the Company and Mr. Hannan entered into a

46	Viad Corp | EXECUTIVE COMPENSATION

Transition Services Agreement effective as of January 2, 2014 (the “Transition Services Agreement”). For a more detailed discussion of the Transition Services Agreement, please refer to the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement. The amount reported under column (i) for Mr. Hannan, a Canadian citizen and resident, in 2014 includes: (i) $513,677 for a transition services fee paid pursuant to the Transition Services Agreement, which amount excludes his 2013 annual cash incentive reported in column (g) of this Summary Compensation Table, and which was paid in a lump sum to Mr. Hannan in Canadian dollars and converted into U.S. dollars at the rate of 0.9408 to 1; and (ii) $22,650 for dividends on unvested restricted stock units, which amount was paid to Mr. Hannan in Canadian dollars and converted into U.S. dollars at the rate of 0.9123 to 1. Mr. Hannan’s 2013 base salary and all other compensation for 2013 shown in this Summary Compensation Table were converted into U.S. dollars at the rate of 0.9692 to 1. His 2012 base salary and all other compensation for 2012 shown in this Summary Compensation Table were paid in Canadian dollars and converted into U.S. dollars at the rate of 1.0002 to 1. His annual incentive awards under the Management Incentive Plan as shown in column (g) of this Table were paid in Canadian dollars and converted on the date of payment at a rate of 0.8935 to 1 for 2013 and 0.9739 to 1 for 2012. All stock unit awards were originated in U.S. dollars and did not require conversion.
PENSION ARRANGEMENTS

As discussed in Notes 1 and 4 to the Summary Compensation Table and in the CD&A section of this proxy statement, MoneyGram is solely responsible for paying annual retirement benefits to our former CEO and our CFO under the SERP and the MoneyGram Pension Plan pursuant to its agreement to assume such liabilities after MoneyGram’s spin-off from Viad in 2004.  MoneyGram assumed all liability for pension benefits for Company employees participating in the MoneyGram Pension Plan.  MoneyGram assumed all liability for the SERP as of the spin-off date including, for our CFO as well as other participants, any benefit increases based on final average earnings and covered compensation as of the date of termination of employment with the Company and its subsidiaries.
Mr. Dykstra and Ms. Ingersoll also receive retirement benefits from the Company under the Defined Contribution Plan, which the Company established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to Mr. Dykstra and Ms. Ingersoll. The lump-sum awards were instituted in 2005 in connection with the Company’s spin-off of MoneyGram in 2004, at which time the credited service benefits for the SERP’s participants were frozen, and were made solely in lieu of the Company accruing pension benefits for Mr. Dykstra and Ms. Ingersoll as participants of the SERP.
Mr. Dykstra and Ms. Ingersoll are the only participants in the Defined Contribution Plan. Mr. Moster does not participate in the Defined Contribution Plan, and the Company does not intend to add any new participants in the future. Since 2004, the Company has not added any new participants to its legacy pension plans, including the SERP and the MoneyGram Pension Plan, and does not intend to add any new participants in the future.
EMPLOYMENT AGREEMENT

The Company is not a party to any employment agreement with any NEOs who are currently employees of the Company. During 2014, Mr. Dykstra was employed pursuant to an employment agreement dated May 15, 2007. Mr. Dykstra’s agreement provided for an initial two-year employment term, and thereafter, on each anniversary date of the agreement, the remaining one-year term was automatically renewed for an additional one-year period, until the Human Resources Committee provided notice of its intent not to extend the employment period. Mr. Dykstra’s annual base salary was reviewed at least annually by the Human Resources Committee, which had the authority, in its sole discretion, to recommend an increase to the annual base salary, subject to approval by the Board. Mr. Dykstra did not receive an increase in salary in 2014.

During 2014 and pursuant to the employment agreement, Mr. Dykstra was entitled to participate in all short-term and long-term incentive compensation plans and programs and other fringe benefit programs offered to other senior executives of Viad in accordance with the terms of such plans and programs, and in all savings, retirement, medical and other welfare benefit plans to the same extent as other senior executives of Viad. Under the terms of the agreement, his perquisites and other personal benefits included executive medical coverage; executive life insurance; accidental death and dismemberment insurance coverage; office parking; tax planning and financial counseling services; annual executive physical examination; club membership dues; Company-provided vehicle and auto-related expenses and a home security system. The agreement provided for health and medical coverage prior to reaching the age of 55 at the level of benefits no less than the level in existence on December 31, 2012, and post-termination medical coverage under Viad’s post-retirement medical coverage plan at the level of benefits no less than the level in existence on December 31, 2012.  Viad’s post-retirement medical coverage plan is provided to all Viad employees who

Viad Corp | EXECUTIVE COMPENSATION	47

meet certain criteria, including, among others, employment by Viad prior to the plan being frozen and 10 years of service with Viad, and who reach 55 years old before receiving coverage.  The Board did not designate Mr. Dykstra as a participant in a more costly retiree medical plan provided to the prior three individuals serving as Chairman and Chief Executive Officer of Viad.

On December 3, 2014, Mr. Dykstra resigned as CEO of the Company and entered into a Severance Agreement and General Release dated as of the effective date of his resignation (the “Severance Agreement and General Release”). Under the Severance Agreement and General Release, Mr. Dykstra received severance compensation substantially in accordance with the terms and conditions of his employment agreement. Additional information regarding the terms of Mr. Dykstra’s employment agreement and the Severance Agreement and General Release is provided in the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below supplements the disclosure in the Summary Compensation Table on plan-based awards. The table provides, by grant date, the estimated future payouts for awards granted in 2014 under equity incentive and non-equity incentive plans, and the number of shares or units underlying awards granted in 2014 that have been paid out. All awards in 2014 were granted pursuant to the 2007 Viad Corp Omnibus Incentive Plan. For a description of all other material terms of the awards described in the table below, please refer to the “Short-Term (Annual) Incentives” and “Long-Term Incentives” subsections of the “Compensation Discussion and Analysis” section of this proxy statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[3]			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			Grant Date Fair Value of Stock and Options Awards ($)
Name[1]	Grant Date[2]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maxi- mum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(l)
S. Moster		74,700	249,000	435,800
RS	3/26					5,100		120,666
RS5	12/3					23,700		600,558
PUP	3/26				5,900	11,800	23,600	279,188
D. DePaoli		46,000	153,500	268,500
RS	3/26					4,100		97,006
PUP	3/26				4,800	9,600	19,200	227,136
G. Hines		37,100	123,600	216,300
RS	3/26					2,300		54,418
PUP	3/26				2,700	5,400	10,800	127,764
E. Ingersoll		63,900	212,900	372,500
RS	3/26					6,500		153,790
PUP	3/26				7,550	15,100	30,200	357,266
T. Kuczynski		49,800	166,000	290,500
RS	3/26					2,800		66,248
PUP	3/26				3,250	6,500	13,000	153,790
P. Dykstra		208,600	695,300	1,216,700
PUP	3/26				27,750	55,500	111,000	1,313,130
____________________________

[1]	“RS” represents awards of restricted stock. “PUP” represents awards of performance units. Mr. Hannan resigned from the Company on January 2, 2014.

48	Viad Corp | EXECUTIVE COMPENSATION

[2]	Grant dates shown occurred in 2014.

[3]
The amounts shown in column (d) above reflect the possible payment if performance measures are achieved at target level under the 2014 Management Incentive Plan. The amounts shown in column (c) above reflect the possible minimum payment level under the 2014 Management Incentive Plan, which is 30% of Target, as discussed in the Compensation Discussion and Analysis subsection “Short-Term (Annual) Incentives.” The amounts shown in column (e) are 175% of the target amount shown in column (d). Actual payout results are reflected in column (g) of the Summary Compensation Table. No payment under the 2014 Management Incentive Plan will be made for the 2014 performance period to Messrs. Dykstra, Hannan or Hines.

[4]
Under “Estimated Future Payouts Under Equity Incentive Plan Awards,” columns (f), (g) and (h) present the estimated Threshold, Target and Maximum payouts as of the grant date for the NEOs’ 2014 award of performance units, as well as the estimated payout in column (g) as of the grant date for awards of restricted stock. The grant date fair value of the restricted stock awards granted on March 26, 2014 was $23.66 per share. The actual value realized by the NEO for the 2014 restricted stock (or unit) and performance unit awards will not be determined until the time of vesting.

[5]	Promotional grant of 23,700 shares of restricted stock, effective as of December 3, 2014, pursuant to the 2007 Viad Corp Omnibus Incentive Plan.

Viad Corp | EXECUTIVE COMPENSATION	49

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below includes all outstanding options and unvested stock awards of the named executive officers as of December 31, 2014, including awards subject to performance conditions.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)[1,8]	Option Exercise Price ($)[2,7]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3,4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[7]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4,7]
(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
S. Moster
RS5	—	N/A	N/A	56,392	1,503,405	—	—
PUP[6]	—	N/A	N/A	10,192	271,713	17,300	461,218
D. DePaoli
2/24/2010	5,084	16.62	2/24/2020	—	—	—	—
RS5	—	N/A	N/A	16,287	434,211	—	—
PUP[6]	—	N/A	N/A	4,587	122,289	12,050	321,253
G. Hines
2/24/2010	14,788	16.62	2/24/2020	—	—	—	—
RS5	—	N/A	N/A	12,703	338,667	—	—
PUP[6]	—	N/A	N/A	4,003	106,725	7,400	197,284
E. Ingersoll
2/24/2010	44,124	17.62	2/24/2020
RS5	—	N/A	N/A	23,900	637,174	—	—
PUP[6]	—	N/A	N/A	10,925	291,271	20,600	549,196
T. Kuczynski
2/24/2010	17,649	17.62	2/24/2020
RS5	—	N/A	N/A	10,300	274,598	—	—
PUP[6]	—	N/A	N/A	4,587	122,289	8,900	237,274
P. Dykstra[8]
PUP[6]		N/A	N/A	28,012	746,788	22,721	605,742
M. Hannan[9]
PUP[6]		N/A	N/A	2,623	69,919	5,200	138,600
________________________________

[1]
Stock option awards for the named executive officers included a combination of incentive stock options and non-qualified stock options for all grants, in compliance with IRS requirements. All stock options in the table above were granted in 2010, have 10-year terms and vested in three equal annual installments beginning one year after the date of grant and ending three years after the date of grant.

[2]	The exercise price of the 2010 grant of stock options is the closing selling price of Viad’s common stock on the grant date.

[3]	For columns (g) and (h), restricted stock vests three years from the date of grant.

[4]
For columns (h) and (j), the market value of shares (or units) was computed by multiplying the number of shares (or units) by $26.66, the closing market price of Viad’s common stock at December 31, 2014.

[5]	“RS” refers to restricted stock.

50	Viad Corp | EXECUTIVE COMPENSATION

[6]	“PUP” refers to performance units. The number of performance units and dollar value of those units, as reflected in column (i) and column (j), respectively, was as of December 31, 2014.

[7]
Pursuant to the mandatory provisions of the 2007 Viad Corp Omnibus Incentive Plan, the 1997 Viad Corp Omnibus Incentive Plan and the award agreements executed under those plans, the Human Resources Committee approved equitable adjustments to the option and performance unit awards as a result of special dividends paid on November 14, 2013 and February 14, 2014. Under the equitable adjustments, the number of securities underlying outstanding options was increased, the option exercise price for such options was decreased and the payouts for holders of outstanding performance units would be increased if the performance goals for such units are met. The equitable adjustment to the performance units reflects the effect of the special dividends, but would be paid only if performance goals are met at the end of the three-year performance period.

[8]
Effective December 3, 2014, Mr. Dykstra resigned as President, Chairman and CEO of the Company. Please refer to the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement for disclosures related to Mr. Dykstra’s outstanding and unvested equity awards.

[9]
Effective January 2, 2014, Mr. Hannan stepped down as Group President - Travel & Recreation. Please refer to the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement for disclosures related to Mr. Hannan’s outstanding and unvested equity awards.

OPTION EXERCISES AND STOCK VESTED TABLE

For the named executive officers, the table below lists stock options exercised in 2014 and restricted stock (or units) which vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
(a)	(b)	(c)	(d)	(e)
S. Moster
RS3	—	—	8,700	203,928
D. DePaoli
RS3	—	—	3,600	84,924
G. Hines
RS3	—	—	3,500	82,040
E. Ingersoll
RS3	—	—	10,300	241,432
T. Kuczynski
RS3	—	—	4,300	100,792
P. Dykstra[4]
RS3	—	—	79,924	1,979,864
M. Hannan[5]
Stock Options	27,139	680,201	—	—
RSU[3]	—	—	4,300	100,792
________________________________

[1]
The value realized is calculated by taking the difference between the exercise price and the fair market value of the stock times the number of options exercised. Effective with the 2010 grant of stock options, the exercise price is the closing selling price of Viad’s common stock on the grant date. Previously, the exercise price was the average of the high and low selling price of Viad’s common stock on the date of grant. The fair market value of an exercised option is the closing selling price of Viad’s common stock on the date of exercise.

[2]	The value realized upon the vesting of stock awards is the closing selling price of Viad’s common stock on the date of vesting times the number of shares (or units) vesting.

[3]	“RS” is an abbreviation for restricted stock. “RSU” is an abbreviation for restricted stock units.

Viad Corp | EXECUTIVE COMPENSATION	51

[4]
Effective December 3, 2014, Mr. Dykstra resigned as President, Chairman and CEO of the Company. Please refer to the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement for disclosures related to Mr. Dykstra’s outstanding and unvested equity awards.

[5]
Effective January 2, 2014, Mr. Hannan stepped down as Group President - Travel & Recreation. Please refer to the “Potential Payment Upon Employment Termination or Change in Control” section of this proxy statement for disclosures related to Mr. Hannan’s outstanding and unvested equity awards.

PENSION BENEFITS TABLE

The table below provides the present value of the accumulated benefits of the NEOs who receive benefits under a pension plan of Viad or its subsidiaries. The liability related to the payment of benefits under the SERP, as disclosed in the table below, was assumed by MoneyGram in connection with the spin-off of MoneyGram by Viad in June 2004.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)[3]	(e)
E. Ingersoll[1]	SERP	2.439	237,911	—
P. Dykstra[1]	SERP	20.340	4,467,710	—
M. Hannan[2]	Retirement Plan for Management Employees of Brewster Inc.	5.088	178,559	—
_______________________________

[1]
Mr. Dykstra and Ms. Ingersoll participate in the SERP. Credited service ceased to accrue under the SERP as of the MoneyGram spin-off on June 30, 2004 (actual years of service for Mr. Dykstra and Ms. Ingersoll are 30 and 13 years, respectively). The SERP provides retirement benefits based on final average earnings, which is the average of the 60 months of annual base salary plus 50% of the annual incentive compensation for the five calendar years in which they were highest. Once commenced, the full benefit is payable for the life of the executive. Upon the executive’s death, 50% of the benefit is payable for the life of the surviving spouse, if applicable. These two executives are entitled to a pension benefit at age 60 equal to A + (B x C) - D, where:

A =	(1.15% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings)
+
(0.55% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings in excess of the covered compensation breakpoint);

B =	(1.834% x Years of service prior to 1998 x Final average earnings as of 12/31/1997 using 100% of the annual incentive compensation)
-
(1.667% x Years of service prior to 1998 x Primary Social Security benefit);

C =	(Final average earnings) / (Final average earnings as of 12/31/1997 using 100% of the annual incentive compensation); and

D =	Annual benefit from the MoneyGram Pension Plan and the Travelers Express Company, Inc. Supplemental Pension Plan, if applicable.

[2]
As of January 2, 2014, benefits ceased to accrue for Mr. Hannan as he was no longer an employee of Brewster Inc. Under the Retirement Plan for Management Employees of Brewster Inc., the annual pension payable to Mr. Hannan, assuming a normal retirement date, is equal to 2% of his highest average earnings for each year of credited service. “Highest average earnings” is defined as the average of the highest annual earnings in any three calendar years of credited service. The maximum pension payable to Mr. Hannan cannot exceed the dollar limits permitted under the Income Tax Act of Canada.

[3]
Assumptions made in quantifying the present value of the current accrued benefit under this column (d) are discussed in Viad’s 2014 Annual Report on Form 10-K, filed March 13, 2015, in Note 17 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

52	Viad Corp | EXECUTIVE COMPENSATION

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table provides the amounts contributed to non-qualified deferred compensation plans during 2014.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2,4]	Aggregate Earnings in Last Fiscal Year ($)[3,4]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
D. DePaoli
Supplemental 401(k) Plan[5]	—	3,180	436	—	12,340
G. Hines
Supplemental 401(k) Plan[5]	—	2,958	472	—	12,693
E. Ingersoll
Defined Contribution Plan[4]	—	230,795	21,782	—	521,868
Supplemental 401(k) Plan[5]	—	5,080	5,125	—	113,980
T. Kuczynski
Supplemental 401(k) Plan[5]	—	2,880	937	—	22,663
P. Dykstra
Defined Contribution Plan[4]	—	326,489	41,087	—	775,506
Supplemental 401(k) Plan[5]	31,699	20,859	32,478	—	732,490
________________________________

[1]	These amounts are contributed by the executive out of his or her annual base salary. Such contributions are reported as compensation in the Summary Compensation Table under column (c) (“Salary”).

[2]
The Company’s matching contribution under the Supplemental 401(k) Plan is the same as provided under the 401(k) Plan generally available to all employees, which is a 100% match of the first 3% of annual base salary contributed by the executive officer and 50% of the next 2% of annual base salary contributed by the executive officer. Matching contributions are reported as compensation in the Summary Compensation Table under column (i) (“All Other Compensation”). In 2014, Mr. Moster elected not to participate in, and Mr. Hannan was not eligible to participate in, the Supplemental 401(k) Plan. See Note 5 below for a discussion of the plan’s eligibility requirements.

[3]
Interest on each participant’s account balance is paid at an annual rate equal to the yield as of January 1, April 1, July 1, and October 1 on the Merrill Lynch Taxable Bond Index-Long Term Medium Quality (A3) Industrial Bonds, or such other rate as the Human Resources Committee may determine in a manner consistent with the requirements of Section 409A of the Internal Revenue Code and related regulations. If the deferred compensation account is to be paid in installments, the interest is credited quarterly prior to the end of each installment period. If the deferred compensation account is not paid in installments, the interest is credited quarterly prior to the end of the participant’s deferral period.

[4]
“Defined Contribution Plan” refers to the Viad Corp Defined Contribution Supplemental Executive Retirement Plan, which Viad established in 2013 to replace the annual payment of lump sum cash awards, including tax gross-ups, previously made to Mr. Dykstra and Ms. Ingersoll since the spin-off of MoneyGram in 2004. Payments under the Defined Contribution Plan are made only to Mr. Dykstra and Ms. Ingersoll, the plan’s sole participants. The Defined Contribution Plan provides annual contributions to the participants’ accounts, and such contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. Each participant has a phantom account where hypothetical investment returns are deposited or credited, and assumes the investment risks and rewards by selecting from among a set of investment options provided by the Company. The contribution amounts are recalculated each year based on the participant’s current salary and annual incentive bonus payment amounts, and any changes to the estimated benefits at retirement from the SERP, the MoneyGram Pension Plan and the Travelers Express Company, Inc. Supplemental Pension Plan (for Mr. Dykstra only). The Company contributions are reported in the Summary Compensation Table under column (i) (“All Other Compensation”).

5
The “Supplemental 401(k) Plan” refers to the Viad Corp Supplemental 401(k) Plan, which is a U.S.-based retirement program. Payments under the Supplemental 401(k) Plan are made only to participants who are U.S. citizens between the ages of 55 and 65.

Viad Corp | EXECUTIVE COMPENSATION	53

POTENTIAL PAYMENT UPON EMPLOYMENT TERMINATION OR CHANGE IN CONTROL

Certain termination events will trigger post-termination payments and benefits for the named executive officers. Each termination event and the amount that could be payable to the executive officers under each termination event is provided in the tables below, assuming a qualifying termination date of December 31, 2014 with a closing price of $26.66 per share for Viad’s common stock, except where specifically indicated below.
Messrs. Dykstra and Hannan were not employees of the Company on December 31, 2014. Accordingly, in the event that a termination event occurred on December 31, 2014, they would not have received any benefits under the Company’s post-employment benefit plans as a result of such event. Therefore, for purposes of the footnotes to the tables in this section of the proxy statement, references to “executives” or “NEOs,” whether individually or as a group, are intended to exclude Messrs. Dykstra and Hannan. For a detailed discussion of the post-employment compensation actually paid to Messrs. Dykstra and Hannan in 2014, refer to the subsections of this section titled “Mr. Dykstra’s Severance and General Release Agreement” and “Mr. Hannan’s Transition Services Agreement,” respectively.
RETIREMENT
Upon normal or early retirement, executives would receive ownership of the restricted stock (or units) and earned performance units awarded to them upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the retirement date), provided that the executive’s retirement occurs at least 12 months after the grant date of such awards and the executive executes a separation agreement and release satisfactory to the Company. All other restricted stock (or units) and performance units held by the executive will be forfeited upon the executive’s retirement. Stock options not yet exercisable would fully vest upon retirement (or six months and one day thereafter in the event the termination date occurs within six months of the grant date) and the executive may exercise the option rights on or before the earlier of: (1) the fifth anniversary of the executive’s retirement date; or (2) the date on which the options expire. Executives would receive, under the MIP, an accrued annual incentive bonus, if earned, on a pro-rata basis. Eligibility for normal retirement is age 65 and for early retirement is age 55. Currently, none of the named executive officers are eligible to receive retirement benefits.
Ms. Ingersoll is also entitled to retirement benefits as a participant in the Defined Contribution Plan, which Viad established in 2013 to replace the payment of lump sum cash awards, including tax gross-ups, previously made to Mr. Dykstra and Ms. Ingersoll. The contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. The form and amounts of payments under the Defined Contribution Plan are more fully described in the “Non-Qualified Deferred Compensation Table,” “Summary Compensation Table” and “Pension Arrangements” sections of this proxy statement.
CHANGE IN CONTROL AND CHANGE IN CONTROL SEVERANCE
The Executive Severance Plan (Tier I) (the “Executive Severance Plan”) provides each of the NEOs with severance benefits if the executive’s employment is terminated by Viad without cause or by the executive for good reason (as those terms are defined in the plan) within 36 months after a change in control of Viad, or by the executive for any reason (other than for good reason, death, disability or retirement) during a 30-day window period beginning on the first anniversary of a change in control of Viad. Under those circumstances, the executive would receive from Viad a lump-sum payment, as severance compensation, equal to a multiple of the following sum:

•	The executive’s highest annual salary; plus

•	The executive’s target cash bonus under the Management Incentive Plan for the fiscal year in which the change in control occurs

The multiple, in the case of termination by Viad without cause or the executive’s termination for good reason, will equal the product of three times a fraction, the numerator of which is 36 minus the number of full months the executive was employed following a change in control and the denominator of which is 36. In the case of the executive’s voluntary termination during the window period, the multiple will be two. As referenced earlier, Viad has eliminated the right of an executive to resign without good reason during the 30-day window period beginning on the first anniversary of

54	Viad Corp | EXECUTIVE COMPENSATION

a change in control of Viad (often referred to as a “modified single-trigger”), effective after a three-year sunset period ending February 26, 2017.
The first table below shows the cash amount payable and the value of equity and other benefits that could be received in the case of an executive’s termination without cause or the executive’s voluntary termination for good reason under a change in control, assuming that the executive had a qualifying termination date of December 31, 2014. The second table below shows the cash amount payable and the value of equity and other benefits upon the executive’s voluntary termination during the window period after a change in control, assuming the same termination date.
Estimated Benefits in the Event of a Change in Control with Involuntary/Without Cause or Voluntary/Good Reason Termination, In Dollars ($)

	Moster	DePaoli	Hines	Ingersoll	Kuczynski	Aggregate Payments
Cash Severance Payment[1]	2,510,100	1,589,100	1,194,900	1,799,400	1,494,000	8,587,500
Annual Incentive Cash Bonus[2,3,5]	73,500	135,500	109,000	188,800	147,200	654,000
Restricted Stock[3,5]	1,231,692	311,922	231,942	637,174	274,598	2,687,328
Performance Units[4,5]	649,615	319,031	247,049	678,941	289,705	2,184,341
Incremental Pension Benefit[6]	—	—	—	9,924	—	9,924
Defined Contribution Benefit[7]	—	—	—	1,173,308	—	1,173,308
Welfare Benefits and Perquisites[8]	127,156	27,872	27,872	92,015	55,156	330,071
Outplacement Services	30,000	30,000	30,000	30,000	30,000	150,000
Estimated Excise Tax and Gross-Up9	1,548,488	998,510	600,316	1,452,726	897,406	5,497,446
Totals	6,170,551	3,411,935	2,441,079	6,062,288	3,188,065	21,273,918
________________________________

[1]	Discussed in the paragraphs above this table.

[2]
If there is a change in control, regardless of whether there is a termination of employment in connection therewith, each of the executives would be entitled to receive a pro-rata portion of the annual cash incentive granted under the Management Incentive Plan, calculated on the basis of achievement of performance measures through the date of the change in control.

[3]
Immediate full vesting of equity grants will occur. The vesting of the restricted stock would occur, and the cash amount for the granted performance units and annual incentive cash bonus would be paid to the executive, upon a change in control, whether or not the executive was terminated in connection with the change in control.

[4]
If there is a change in control, regardless of whether there is a termination of employment in connection therewith, each of the executives would be entitled to receive a cash payment for performance units granted under the PUP, calculated as if each of the pre-defined targets were met at 100%, and prorated from the date of the grant to the date of the change in control.

[5]
If the payouts and vesting were to occur upon the change in control, then the performance units and the annual cash incentive would not be paid out again and no additional vesting of the restricted stock would occur in the event of an employment termination in connection with a change in control.

[6]
The Executive Severance Plan provides a special retirement benefit to executives in the form of an additional benefit accrual under the SERP determined as if the executive continued employment during the severance period with the severance compensation included in his or her final average compensation as defined by the SERP. This special retirement benefit only applies to Ms. Ingersoll.

[7]
Ms. Ingersoll is the only current employee who is a participant in the Defined Contribution Plan. Under the Defined Contribution Plan, immediate full vesting of all participant contribution accounts occurs upon a change in control. If Ms. Ingersoll is involuntarily terminated by the Company without cause (as that term is defined in the master plan document) within three years after a change in control, she will receive any company discretionary contribution amount (as defined in the master plan document) that would have been credited to her company discretionary contribution account (as defined in the master plan document) had she continued to be employed by the Company through the earlier of: (i) age 60; or (ii) the third anniversary of her termination date. The disclosed amount assumes a 7.0% annual rate of return on the vested account balance.

[8]
The executive receives continued welfare benefits coverage for the severance period of: (i) three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the change in control through the last day of the executive’s employment, and the denominator of which is 36 months, in the case of Viad’s termination without cause or the executive’s termination for good reason; or (ii) two years, in the case of the executive’s voluntary termination during the window period. The benefits would terminate upon the executive’s death or normal retirement date of 65, whichever occurs first.

Viad Corp | EXECUTIVE COMPENSATION	55

[9]
In the event that the executive’s benefits under the Executive Severance Plan are subject to excise tax, the Company will make a tax payment to the executive so that the net amount of such payment (after taxes) is sufficient to pay the excise tax due. If the total payments to an executive under the Executive Severance Plan are between 100% and 110% of the maximum amount of total payments the executive could receive without being treated as receiving excess payments under the Internal Revenue Code, the executive’s payments are reduced such that the total payments received by the executive will not cause the executive to be treated as receiving excess payments.

Estimated Benefits in the Event of a Change in Control with Voluntary Termination During Window1, In Dollars ($)

	Moster	DePaoli	Hines	Ingersoll	Kuczynski	Aggregate Payments
Cash Severance Payment	1,673,400	1,059,400	796,600	1,199,600	996,000	5,725,000
Annual Incentive Cash Bonus	73,500	135,500	109,000	188,800	147,200	654,000
Restricted Stock	1,231,692	311,922	231,942	637,174	274,598	2,687,328
Performance Units	649,615	319,031	247,049	678,941	289,705	2,184,341
Incremental Pension Benefit	—	—	—	5,357	—	5,357
Defined Contribution Benefit	—	—	—	520,621	—	520,621
Welfare Benefits and Perquisites	84,770	18,581	18,581	61,344	36,770	220,046
Outplacement Services	30,000	30,000	30,000	30,000	30,000	150,000
Estimated Excise Tax and Gross-Up	1,088,642	681,350	—	—	—	1,769,992
Totals	4,831,619	2,555,784	1,433,172	3,321,837	1,774,273	13,916,685
________________________________

[1]	See the footnotes in the first table of this section for an explanation of the benefits.

INVOLUNTARY TERMINATION NOT FOR CAUSE
The following table shows the cash amount and values of equity awards and other benefits that could be received by the named executive officers in the event Viad terminates employment without cause (not in connection with a change in control and not for death, disability or cause), assuming that the executive had a qualifying termination date of December 31, 2014.
Estimated Benefits in the Event of Involuntary Termination Not For Cause, In Dollars ($)

	Moster[1]	DePaoli[2]	Hines[2,3]	Ingersoll[2]	Kuczynski[2]	Aggregate Payments
Cash Severance Payment	1,200,000	341,000	274,700	387,000	166,000	2,368,700
Annual Incentive Cash Bonus	73,500	135,500	109,000	188,800	147,200	654,000
Restricted Stock[4]	463,884	202,616	170,624	463,884	199,950	1,500,958
Performance Units[4]	282,900	123,500	107,700	294,100	123,500	931,700
Defined Contribution Benefit[5]	—	—	—	520,621	—	520,621
Welfare Benefits	60,000	34,100	27,470	38,700	33,200	193,470
Outplacement Services	30,000	30,000	30,000	30,000	30,000	150,000
Totals	2,110,284	866,716	719,494	1,923,105	699,850	6,319,449
________________________________

[1]
Mr. Moster’s Severance Agreement (No Change in Control) provides that he will receive, upon Viad’s termination of his employment without cause, a post-termination lump sum cash payment in an amount equal to the sum of (1) two times his then-current annual salary and (2) a pro-rata portion of his then-current target cash bonus under the Management Incentive Plan for the calendar year in which he was last employed. In the event of a change in control of the Company, no payments and benefits will be received by Mr. Moster under this agreement. Viad is not obligated to make any payments to Mr. Moster under this agreement unless and until Mr. Moster resigns from Viad’s Board of Directors and timely executes a release of all claims, waiver of rights and covenant not to sue in form and substance satisfactory to Viad, in its reasonable discretion.

[2]
The executive will receive outplacement services and full ownership of restricted stock and earned performance units upon lapse of the vesting or performance period. In February 2007, the Board adopted, upon recommendation of the Human Resources Committee, a severance arrangement for executive officers of Viad, which codified Viad’s historical, discretionary

56	Viad Corp | EXECUTIVE COMPENSATION

practice to provide severance cash payments for Viad’s termination of an executive officer without cause (not for death, disability or cause). Under the Executive Officer Continuation of Pay Policy, executives with less than seven years of service with Viad would receive six months of salary, while executive officers with seven or more years of service with Viad would receive up to one year’s salary, except in the case of Mr. Hines (see Note 3, below). Executive officers would receive continued health and welfare benefits during the severance period and a pro-rata annual cash incentive award under the Management Incentive Plan for the calendar year in which they were last employed, if earned. No payment, however, would be made under the Executive Officer Continuation of Pay Policy unless the executive officer executes a general release containing a release of all claims against Viad, a covenant not to sue, a non-competition covenant and a non-disparagement agreement, in form and substance satisfactory to Viad. The terms of any written agreement relating to severance payment upon termination of an executive officer without cause that is approved by the Board will supersede the policy, and exceptions to the policy may be made if recommended by the CEO of Viad and approved by the Human Resources Committee.

[3]
As disclosed in Note 8 to the Summary Compensation Table and elsewhere in this proxy statement, Mr. Hines resigned from the Company effective January 23, 2015. For purposes of this Table, had Mr. Hines been terminated by Viad without cause as of December 31, 2014, Mr. Hines would have received one year’s salary and one year’s annual cash incentive award under the Management Incentive Plan at target level for 2014.

[4]
The executives will receive full ownership of restricted stock and earned performance units granted prior to January 1, 2014 upon lapse of the vesting or performance period. No payments would be made to any executive for any restricted stock or earned performance units granted on or after January 1, 2014.

[5]
As disclosed in Note 4 to the Nonqualified Deferred Compensation Table and elsewhere in this proxy statement, Ms. Ingersoll is the only current employee who is a participant in the Defined Contribution Plan. Under the provisions of the Defined Contribution Plan, if Ms. Ingersoll’s employment is terminated, voluntarily or involuntarily, under circumstances other than retirement (as that term is defined in the master plan document), she shall receive her vested account balance (as that term is defined in the master plan document) in either a lump sum payment or annual installment payments, at her election. Pursuant to Section 409A of the Internal Revenue Code and the regulations under that section, the vested account balance is calculated as of the close of business on the first day after the 6-month period immediately following her termination. The amounts listed in the table above are reasonable estimates of the vested account balances for Ms. Ingersoll as of the close of business on July 1, 2015. The disclosed amount assumes a 7.0% annual rate of return on the vested account balance.

Voluntary Termination for Good Reason
Mr. Moster’s Severance Agreement (No Change in Control) provides for post-termination payments upon his voluntary termination of employment for “good reason.” Upon employment termination, Mr. Moster will receive the same payments and benefits described under the “Involuntary Termination Not For Cause” subsection, provided that Mr. Moster resigns from Viad’s Board of Directors and timely executes a release of all claims, waiver of rights and covenant not to sue in a form satisfactory to Viad, in its reasonable discretion. A “good reason” condition includes any of the following:

•	Material reduction or change in Mr. Moster’s authority, duties or responsibilities as the President and Chief Executive Officer of Viad

•
Material reduction in his annual base salary, unless made in concert with, and in an amount not greater than the percentage adjustment mandated, as part of an across-the-board reduction of annual base salary for other executive officers of Viad under the direction of the Board

•	Office relocation outside of the Phoenix Metropolitan Area of Arizona

•	Successor to Viad fails to assume Viad’s obligations under Mr. Moster’s Severance Agreement (No Change in Control)

Viad Corp | EXECUTIVE COMPENSATION	57

DEATH OR DISABILITY
The following table shows the cash amount and the value of equity that could be received by a named executive officer in the event of employment termination due to disability, or by the named executive officer’s estate in the event of employment termination due to death, assuming that the executive had a qualifying termination date of December 31, 2014.
Estimated Benefit in the Event of Death or Disability, In Dollars ($)

	Moster	DePaoli	Hines	Ingersoll	Kuczynski	Aggregate Payments
Annual Incentive Cash Bonus[1]	73,500	135,500	109,000	188,800	147,200	654,000
Restricted Stock[2]	463,884	202,616	170,624	463,884	199,950	1,500,958
Performance Units[2]	282,900	123,500	107,700	294,100	123,500	931,700
Totals	820,284	461,616	387,324	946,784	470,650	3,086,658
________________________________

[1]	The Management Incentive Plan provides that the executives will be entitled to receive the accrued cash incentive payment, if earned, prorated to the date of employment termination.

[2]
The executives will receive full ownership of restricted stock and earned performance units granted prior to January 1, 2014 upon lapse of the vesting or performance period. No payments would be made to any executive for any restricted stock or earned performance units granted on or after January 1, 2014.

MR. DYKSTRA’S SEVERANCE AGREEMENT AND GENERAL RELEASE
In connection with his resignation from his role as our CEO, President and Chairman of the Board, Mr. Dykstra and the Company entered into a Severance Agreement and General Release, effective as of December 3, 2014 (the “Severance Agreement and General Release”).
The post-employment payments and benefits Mr. Dykstra received under the Severance Agreement and General Release were substantially in accordance with the terms of his employment agreement, which is described in the “Employment Agreement” section of this proxy statement. Mr. Dykstra’s post-employment payments and benefits under the Severance Agreement and General Release consist of the following:

•	a severance allowance in an amount equal to $2,212,968, paid in a lump sum and calculated in accordance with the terms of Mr. Dykstra’s employment agreement

•
medical benefits provided for under his employment agreement, which consist of benefits: (a) prior to age 55, under the Viad Corp Medical Plan and Senior Executive Medical Plan at the level of benefits no less than the level in existence on December 31, 2012; and (b) upon and after the age of 55, under Viad’s post-retirement medical coverage plan at the level of benefits no less than the level in existence on December 31, 2012

•
prorated vesting of all stock options, restricted stock and other equity incentives awards other than performance unit awards, and a pro rata payment of any outstanding performance unit awards, to the extent that the awards are earned in accordance with the PUP

•
reimbursement payments of up to $50,000 (not to exceed $25,000 per calendar year) for outplacement services costs, and such payments will continue until the earlier of December 3, 2016 and the date on which he is placed with a new employer

•	continuation of all benefits and rights under the Defined Contribution Plan, the SERP and the MoneyGram Pension Plan

Mr. Dykstra’s receipt of the payments and benefits under the Severance Agreement and General Release is conditioned upon a release of all claims against the Company (other than under the benefit plans in which he continues to participate) and his compliance with the confidentiality, non-competition, non-solicitation, non-disparagement and other covenants and post-employment obligations set forth in his employment agreement, the Severance Agreement and General Release and all applicable incentive award agreements. The confidentiality and non-disparagement covenants under the Severance and General Release Agreement have an indefinite duration, and the non-competition covenant is effective until December 3, 2016.

58	Viad Corp | EXECUTIVE COMPENSATION

The Board believes that the compensation under the Severance Agreement and General Release is equitable and appropriate in light of Mr. Dykstra’s accomplishments and contributions to Viad over the last 30 years, and as CEO for the last eight years, including his role in defining the Company's go-forward strategic growth initiatives and building a clear path for Viad to extend its track record of success.
MR. HANNAN’S TRANSITION SERVICES AGREEMENT
In order to ensure a smooth leadership transition following his departure from the Company, the Company and Mr. Hannan entered into a transition services agreement, effective as of January 2, 2014 (the “Transition Services Agreement”). Under the Transition Services Agreement, Mr. Hannan agreed to provide, upon request, consulting services to the Company during 2014. In exchange for his consulting services and a release of all claims against the Company, Mr. Hannan received certain compensation and benefits from the Company, including:

•	a lump sum payment in the amount of USD $513,677 as a transition services fee

•
continuation of family health and dental coverage for a period of up to 1 year after his departure, provided that Mr. Hannan reimbursed the Company for any employee contribution amounts paid by the Company during such period

•	all accrued benefits and rights accruing under the Retirement Plan for Management Employees of Brewster Inc. up to and through January 2, 2014

•	continued use of his Company automobile for a period of 30 days after his departure

•	payment of his annual incentive award for 2013 in accordance with the terms of the MIP

•	vesting of all RSUs and payment of performance units in accordance with, and subject to the terms of, the applicable agreements

Mr. Hannan’s receipt of the payments and benefits under the Transition Services Agreement was conditioned upon his release of all claims against the Company and compliance with the confidentiality, non-competition, non-solicitation and other covenants and post-employment obligations set forth in the Transition Services Agreement and all applicable incentive award agreements. The confidentiality covenant under the Transition Services Agreement has an indefinite duration, and the non-competition and non-solicitation covenants were effective for one year following Mr. Hannan’s departure.
CLAWBACK PROVISIONS FOR DETRIMENTAL CONDUCT

In order to protect Viad and its operating companies and to help ensure the long-term success of the business, annual incentive compensation and long-term incentive compensation are subject to forfeiture and reimbursement (i.e., “clawback”) provisions relating to the following conduct:

•
an officer or employee knowingly participated in misconduct that caused a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies

•
an officer or employee was aware of and failed to report another officer or employee who was participating in misconduct that caused or could cause a misstatement of financial statements of Viad or any of its affiliates, or in misconduct which represented a material violation of Viad’s Code of Ethics or certain other policies

•	an officer or employee acted significantly contrary to the best interests of Viad
The clawback provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, the annual incentive compensation and long-term incentive compensation award agreements also provide Viad with the right to stop the NEO, through a court-ordered injunction, from working for competitors and from soliciting customers and employees following employment termination. Viad also may seek monetary damages for such activities.
The following incentive compensation is subject to clawback provisions:

•	awards of restricted stock (or units), performance-based restricted stock (or units) and performance units granted in the last two years of employment

Viad Corp | EXECUTIVE COMPENSATION	59

•	all cash bonuses paid during the last 18 months of employment for awards

•	outstanding vested, but not exercised, stock options

•	any gain (without regard to tax effects) realized from the exercise of a stock option
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2014, with respect to shares of Viad’s common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below consists of the 1997 Viad Corp Omnibus Incentive Plan and the 2007 Viad Corp Omnibus Incentive Plan, the latter of which was approved by Viad’s shareholders at the 2007 Annual Meeting of Shareholders on May 15, 2007 and re-approved at the 2012 Annual Meeting of Shareholders on May 15, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))[1]
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders:
2007 Viad Corp Omnibus Incentive Plan (the “2007 Plan”)	247,590	$17.82	889,254
1997 Viad Corp Omnibus Incentive Plan (the “1997 Plan”)	—[1]	—	—
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	247,590	$17.82	889,254
______________________

[1]
The 2007 Plan has a 10-year term and provides for the following types of awards to officers, directors and certain other employees: (a) incentive and non-qualified stock options; (b) restricted stock (and units); (c) performance units or performance shares; (d) stock appreciation rights; (e) cash-based awards; and (f) certain other stock-based awards. The number of shares of common stock authorized for grant under the 2007 Plan is limited to 1,700,000 shares plus shares awarded under the 1997 Plan that subsequently cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent the shares are exercised for, or settled in, vested and non-forfeited shares) up to an aggregate maximum of 1,500,000 shares. Any shares awarded under the 2007 Plan that are terminated (by cancellation, expiration, forfeiture or otherwise), settled in cash or exchanged with the Committee’s permission before they are issued will be available again for grant under the 2007 Plan.

60	Viad Corp | EXECUTIVE COMPENSATION

AUDIT COMMITTEE REPORT

THE COMMITTEE
The Audit Committee of the Board is comprised solely of independent directors and was appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Viad, (2) the independent auditors’ qualifications and independence, (3) the performance of Viad’s internal audit function and the independent auditors and (4) the compliance by Viad with legal and regulatory requirements, including oversight of Viad’s Always Honest® Compliance and Ethics Program.
MEETINGS AND RESPONSIBILITIES
The Committee met 11 times in 2014. Committee members are also available to consult with management and the independent auditors throughout the year. The Committee regularly meets in general and private sessions with management of Viad and with Viad’s internal auditors and the independent auditors. The Committee receives and discusses its reports and encourages open and detailed discussion of all matters related to responsibilities of the Committee.
FINANCIAL STATEMENTS RECOMMENDATION
The Audit Committee recommended that the audited financial statements of Viad for 2014 be included in Viad’s 2014 Annual Report on Form 10-K, filed with the SEC on March 13, 2015. A copy of that report is included with your proxy materials. In connection with its recommendation, the Committee did the following:

•	Reviewed and discussed the audited financial statements of Viad with management

•
Discussed with the independent auditors of Viad matters required to be discussed by generally accepted auditing standards, including standards set forth in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. That statement requires that the independent auditors communicate to the Committee matters related to the conduct of the audit such as: the quality of earnings; estimates, reserves and accruals; suitability of accounting principles; highly judgmental areas; and audit adjustments, whether or not recorded

•
Received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independence of the independent auditors, and discussed with the independent auditors the independent auditors’ independence

It is not the duty of the Committee to plan or conduct audits or to determine that Viad’s financial statements are complete or accurate or in accordance with generally accepted accounting principles. Those are the responsibilities of management and Viad’s independent auditors. In giving its recommendation to the Board of Directors that the audited financial statements of Viad for 2014 be included in Viad’s 2014 Annual Report on Form 10-K, the Committee relied on management’s representations and the report of Viad’s independent auditors with respect to the financial statements. A report of Viad’s management concerning management’s responsibility for financial reporting, and the report and opinion of Deloitte & Touche LLP, Viad’s independent auditors, are included in Viad’s 2014 Annual Report on Form 10-K, and should be read in conjunction with the audited financial statements of Viad.
DISCLOSURE CONTROLS AND INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)), evaluating the effectiveness of disclosure controls and procedures and internal control over financial reporting, and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Deloitte & Touche LLP is responsible for expressing an opinion on the effectiveness of Viad’s internal control over financial reporting.

Viad Corp | AUDIT COMMITTEE REPORT	61

During 2014 and through the filing of Viad’s 2014 Annual Report on Form 10-K, management completed the documentation, testing and evaluation of Viad’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Committee was kept informed of the progress of the evaluation during the process. The Committee received periodic updates provided by management and Deloitte & Touche LLP at Committee meetings.
The Committee has discussed with Deloitte & Touche LLP the matters required under Auditing Standard No. 5 (“An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements”) of the Public Company Accounting Oversight Board. That standard requires Viad’s independent auditors to report on their audit of Viad’s internal control over financial reporting performed in conjunction with their audit of Viad’s consolidated financial statements. At the conclusion of the process, management provided the Committee with, and the Committee reviewed, a report on the effectiveness of Viad’s internal control over financial reporting.
The Committee also reviewed the report of Deloitte & Touche LLP relating to its audit of the effectiveness of Viad’s internal control over financial reporting.

AUDIT COMMITTEE
Robert E. Munzenrider, Chairman
Isabella Cunningham
Richard H. Dozer
Edward E. Mace
Albert M. Teplin

62	Viad Corp | AUDIT COMMITTEE REPORT

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VIAD’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2015

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accountants for 2015, and the Board of Directors ratified the appointment. The following resolution concerning the appointment of Deloitte & Touche LLP as Viad’s independent auditors will be offered at the 2015 Annual Meeting of Shareholders:
RESOLVED, that the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors of Viad Corp (the “Corporation”) to audit the accounts of the Corporation and its subsidiaries for the fiscal year 2015 is hereby ratified.
Deloitte & Touche LLP has audited our accounts and those of our subsidiaries for many years. Although the listing standards of the NYSE and the charter of the Committee require Viad’s independent registered public accountants to be engaged, retained and supervised by the Committee, the Board considers the selection of the independent registered public accountants to be an important matter of shareholder concern and is submitting appointment of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice. No determination has been made as to what action the Audit Committee and the Board would take if the shareholders do not approve the appointment.
Viad anticipates that a representative of Deloitte & Touche LLP will attend the 2015 Annual Meeting, respond to appropriate questions and be afforded the opportunity to make a statement.
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Viad’s independent registered public accountants for 2015.
FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The following is a summary of the aggregate fees billed to Viad by its independent registered public accountants, Deloitte & Touche LLP, for professional services provided for the fiscal years ended December 31, 2013 and 2014.

	2014 Fees	2013 Fees
Fee Category	($)	($)
Audit Fees[1]	2,571,900	1,908,989
Audit-Related Fees[2]	250,200	262,373
Tax Fees[3]	390,300	247,670
All Other Fees[4]	—	—
Total Fees	3,212,400	2,419,032
______________________

[1]
Audit Fees. Consists of fees billed for professional services provided for the audits of Viad’s financial statements for the fiscal years ended December 31, 2013 and 2014, and for review of the financial statements included in Viad’s quarterly reports on Form 10-Q for those fiscal years. Fees in 2013 and 2014 also were incurred in connection with the audit of Viad’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]
Audit-Related Fees. Consists of fees billed for services provided to Viad for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance and consultation and ad hoc fees for consultation on financial accounting and reporting standards.

[3]	Tax Fees. Consists of fees billed for services provided to Viad for tax services, which generally include fees for corporate tax planning, consultation and compliance.

Viad Corp | PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS VIAD’S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2015	63

[4]
All Other Fees. Consists of fees billed for all other services provided to Viad, which generally include fees for consultation regarding computer system controls and human capital consultations. No services were performed related to financial information systems design and implementation for the fiscal years ended December 31, 2013 and 2014.

None of the above-described professional services were approved by the Audit Committee in reliance on the de minimus exception to the pre-approval requirements under federal securities laws and regulations.
The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining auditor independence.
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s written policy is to pre-approve all audit and permissible non-audit services provided by Viad’s independent registered public accountants, which is Deloitte & Touche LLP. These services may include audit services, audit-related services, tax services and other permissible non-audit services. Any service incorporated within the engagement letter of the independent registered public accountants, which is approved by the Committee, is deemed pre-approved. Any service identified as to type and estimated fee in the written annual service plan of the independent registered public accountants, which is approved by the Committee, is deemed pre-approved up to the dollar amount provided in such annual service plan.
During the year, the independent registered public accountants also provide additional accounting research and consultation services required by, and incident to, the audit of Viad’s financial statements and related reporting compliance. These additional audit-related services are pre-approved up to the amount provided in the annual service plan which is approved by the Committee. The Committee may also pre-approve services on a case-by-case basis during the year, or the Chairman of the Committee may give such pre-approval in writing on behalf of the Committee. The Chairman reviews his pre-approvals with the full Committee not later than at the Committee’s next meeting.
The Committee’s approval of proposed services and fees are noted in the meeting minutes of the Committee and/or by signature on behalf of the Committee on the engagement letter. The independent registered public accountants are periodically requested to summarize the services and fees paid to date, and report to the Committee whether the services and fees have been pre-approved in accordance with the required pre-approval process of the Committee.

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
The Human Resources Committee, which is comprised entirely of independent directors, and the full Board believe that the executive compensation policies, procedures and decisions made with respect to Viad’s NEOs are competitive, are based on Viad’s pay for performance philosophy and are focused on achieving Viad’s goals and enhancing shareholder value.
The following proposal, which is being submitted pursuant to Section 14A of the Exchange Act, provides Viad’s shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of Viad’s NEOs, as disclosed in this proxy statement. This vote, which occurs annually, is not intended to address any specific element of Viad’s executive compensation program, but rather the overall compensation program for Viad’s named executive officers. In considering your vote, you may wish to review the “Compensation Discussion and Analysis” section of this proxy statement, which provides details as to Viad’s compensation policies, procedures and decisions regarding the NEOs, as well as the tables and other information in the “Executive Compensation” section of this proxy statement.
For the reasons discussed above and in the “Compensation Discussion and Analysis” section of this proxy statement, the Board asks Viad’s shareholders to vote “FOR” the adoption of the following resolution to be presented at the 2015 Annual Meeting of Shareholders:
RESOLVED, that the shareholders of Viad Corp (the “Corporation”) approve, on an advisory basis, the overall compensation of the Corporation’s named executive officers set forth in the Compensation Discussion and Analysis, Summary Compensation Table and related compensation tables, notes and narrative discussion in the Proxy Statement for the Corporation’s 2015 Annual Meeting of Shareholders.

64	Viad Corp | PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Although this advisory vote is not binding upon the Board or Viad, the Board and the Human Resources Committee will review and consider and take into account the voting results, as it has in previous years, when making future decisions regarding executive compensation to the extent they can determine the cause of any significant negative voting.
Recommendation of the Board
The Board of Directors recommends that you vote “FOR” this proposal.

VOTING PROCEDURES AND REVOKING YOUR PROXY

VOTING PROCEDURES

In order to be elected as a director in an uncontested election, the number of shares voted “for” a director nominee from the shares present and voting in person or by proxy must exceed the number of shares voted “against” the director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, director nominees must receive a plurality of the shares present and voting in person or by proxy in order to be elected. A plurality means receiving the largest number of votes, regardless of whether that is a majority. All matters submitted to you at the meeting will be decided by a majority of the votes cast on the matter, except as otherwise provided by law or our Certificate of Incorporation or the Bylaws. You may not cumulate votes.
Shares voted by shareholders who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who are entitled to vote on the subject matter and who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.
Banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on Proposal 2 (ratifying the appointment of Deloitte & Touche LLP as Viad’s independent registered public accountants), but not on Proposals 1 or 3. Under the rules of the NYSE, the only agenda item to be acted upon at our 2015 Annual Meeting of Shareholders with respect to which a broker or nominee will be permitted to exercise voting discretion is Proposal 2. Therefore, if a beneficial holder of Viad common stock does not give the broker or nominee specific voting instructions on Proposals 1 or 3, the holder’s shares will not be voted on those proposals and a broker non-vote will occur. The affirmative vote of holders of the majority of all votes cast by holders of Viad’s outstanding stock entitled to vote is required to approve each of the proposals. Abstentions and broker non-votes will not be included in the vote totals and, as such, will have no effect on the outcome of the proposals.
Your proxy will be voted in accordance with the instructions you place on the proxy card. Unless you vote otherwise, all shares represented by your returned signed proxy will be voted as noted on page 1 of this proxy statement. If you are a participant in a 401(k) plan of Viad or one of its subsidiaries, your proxy will serve as a voting instruction to the respective trustee. In a 401(k) plan, if no voting instructions are received from a participant, the trustees will vote those shares in accordance with the majority of shares voted in such plans for which instructions were received or in the discretion of such trustees as their fiduciary duty may require.
Viad has adopted a procedure approved by the SEC called “householding” in order to reduce printing and mailing costs. Shareholders of record who have the same address and last name will receive only one copy of this proxy statement and the Annual Report, unless one or more of these shareholders notifies Viad that they wish to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you do not wish to participate in householding and prefer to receive a separate copy of this proxy statement and the Annual Report, if you prefer to receive separate copies of these documents in the future or if you are currently receiving separate copies of these documents and would like to request delivery of a single copy of the documents in the future, please contact Viad’s transfer agent, Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874 (telephone number: 1-800-453-2235). Viad will promptly deliver a separate copy of this proxy statement and the Annual Report upon receiving your request. Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Viad Corp | VOTING PROCEDURES AND REVOKING YOUR PROXY	65

REVOKING YOUR PROXY

Your proxy may be revoked if you either:

•
Deliver a signed, written revocation letter, dated later than the proxy, to Deborah J. DePaoli, General Counsel and Secretary, at our Phoenix address listed in the notice of meeting attached to this proxy statement

•	Deliver a signed proxy, dated later than the first one, to Viad Corp, c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, Minnesota 55164-0873

•	Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person

SOLICITATION OF PROXIES

The cost of solicitation will be borne by Viad. Solicitation of proxies will be made primarily through the use of the mails, but directors, officers and regular employees of Viad may solicit proxies personally, by telephone or otherwise, and no additional compensation will be paid to such individuals. In addition, Viad has retained MacKenzie Partners, Inc. (“MacKenzie”), a third-party solicitation firm, to solicit proxies on Viad’s behalf. Viad will pay all fees and reasonable out-of-pocket expenses associated with retaining this firm, which is estimated to be up to approximately $15,000. The Company has agreed to indemnify MacKenzie against certain liabilities relating to or arising out of their engagement. Viad will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholders may submit proposals and director nominations which may be proper subjects for inclusion in the proxy statement and form of proxy for consideration at the Annual Meeting of Shareholders. To be considered in the proxy statement or at an annual or special meeting, proposals and director nominations must be submitted on a timely basis, in addition to meeting other legal requirements. Viad must receive proposals and nominations for the 2016 Annual Meeting of Shareholders no later than the close of business, Arizona local time, on December 17, 2015, for possible inclusion in the proxy statement, or on or between the open of business, Arizona local time, on January 22, 2016 and the close of business, Arizona local time, on February 21, 2016, for possible consideration at the meeting, which is expected to be held on Thursday, May 19, 2016. Proposals, director nominations or related questions should be directed in writing to the undersigned at the address listed in the notice of meeting attached to this proxy statement.

66	Viad Corp | SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.
A copy of Viad’s 2014 Annual Report filed with the SEC is enclosed herewith and is available on Viad’s website at www.viad.com by clicking onto the link “Annual Meeting-Proxy Materials.” You may also obtain Viad’s other SEC filings and certain other information concerning Viad through the Internet at www.sec.gov and www.viad.com, respectively. Information contained in any website referenced in this proxy statement is not incorporated by reference in this proxy statement.

By Order of the Board of Directors
DEBORAH J. DEPAOLI
General Counsel and Secretary

Viad Corp | OTHER BUSINESS	67

APPENDIX: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND FORWARD-LOOKING STATEMENTS

The following discussion includes a presentation of “Adjusted Segment EBITDA,” which is utilized by management to measure the profit and performance of Viad’s operating segments and to facilitate period-to-period comparisons. Adjusted Segment EBITDA is a non-GAAP measure and is defined by management as segment operating income before non-cash depreciation and amortization. Segment operating income is a GAAP measure defined as income from continuing operations before corporate activities, interest expense and interest income, income taxes, restructuring charges, impairment losses and recoveries and the reduction for income attributable to non-controlling interest. Adjusted Segment EBITDA is considered a useful operating metric, in addition to segment operating income, as potential variations arising from amortization and depreciation are eliminated, thus resulting in an additional measure considered to be indicative of Viad’s segment performance. The presentation of Adjusted Segment EBITDA is supplemental to results presented under GAAP and may not be comparable to similarly titled measures used by other companies. This non-GAAP measure should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP.

Management believes that the presentation of Adjusted Segment EBITDA provides useful information to investors regarding Viad’s results of operations for trending, analyzing and benchmarking the performance and value of Viad’s business. Management also believes that the presentation of Adjusted Segment EBITDA for acquisitions and the Glacier Skywalk enables investors to assess how effectively management is investing capital into major corporate development projects, both from a valuation and return perspective. Management uses Adjusted Segment EBITDA primarily as a performance measure and believes that the GAAP financial measure most directly comparable to this non-GAAP measure is segment operating income. Although Adjusted Segment EBITDA is used as a financial measure to assess the performance of the business, the use of Adjusted Segment EBITDA is limited, compared to the GAAP measure of segment operating income, because it does not consider non-cash depreciation and amortization expense associated with long-lived assets. Because Adjusted Segment EBITDA does not consider the above items, a user of Viad’s financial information should consider segment operating income as an important measure of financial performance because it provides a more complete measure of the Company’s segment performance.

A reconciliation of segment operating income to Adjusted Segment EBITDA is as follows:

	2014 Actual
	Marketing & Events Group			Travel & Recreation Group				Total
$ in Millions	Acquisitions[1]	All Other	Total	Acquisitions[2]	Glacier Skywalk	All Other	Total
Segment operating income	$ (0.1)	$ 31.8	$ 31.7	$ 7.9	$ 3.9	$ 16.4	$ 28.1	$ 59.9
Depreciation	0.8	19.2	20.0	2.4	0.6	4.9	7.9	27.9
Amortization	1.7	0.6	2.4	0.3	0	0.0	0.4	2.7
Adjusted Segment EBITDA	$ 2.5	$ 51.6	$ 54.1	$ 10.6	$ 4.5	$ 21.3	$ 36.4	$ 90.5

Revenue	$ 16.7	$ 927.8	$ 944.5	$ 30.6	$ 5.7	$ 84.2	$ 120.5	$ 1,065.0
Adjusted Segment EBITDA Margin[3]	14.8%	5.6%	5.7%	34.6%	79.2%	25.3%	30.2%	8.5%

[1]	Marketing & Events Group acquisitions include: Blitz Communications, onPeak and N200 (all acquired in the second half of 2014).

[2]
Travel & Recreation Group acquisitions include: Grouse Mountain Lodge, St. Mary Lodge and Alaska Denali Travel (acquired in 2011); the Banff International Hotel (acquired in 2012); and the West Glacier Properties (acquired in July 2014).

[3]	Adjusted Segment EBITDA Margin is defined as Adjusted Segment EBITDA divided by Revenue.

68	Viad Corp | APPENDIX: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND FORWARD-LOOKING STATEMENTS

Forward−Looking Non−GAAP Financial Measures
The Company has also provided the following forward−looking non−GAAP financial measures: Adjusted Segment EBITDA, formerly referred to as “Segment EBITDA,” and Adjusted Segment EBITDA Margin.  The Company does not provide reconciliations of these forward−looking non−GAAP financial measures to the most directly comparable GAAP financial measures because, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible, not all of the information necessary for quantitative reconciliations of these forward−looking non−GAAP financial measures to the most directly comparable GAAP financial measures are available to the Company without unreasonable efforts.  Consequently, any attempt to disclose such reconciliations would imply a degree of precision that could be confusing or misleading to investors.  It is probable that the forward−looking non−GAAP financial measures provided without the directly comparable GAAP financial measures may be materially different from the corresponding non−GAAP financial measures.

Cautionary Note on Forward-Looking Statements
As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this proxy statement includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new or renewal business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, capital allocations, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this proxy statement. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the SEC.

Information about Viad obtained from sources other than the Company may be out-of-date or incorrect. Please rely only on Company press releases, SEC filings and other information provided by the Company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Viad Corp | APPENDIX: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND FORWARD LOOKING STATEMENTS	69

VIAD CORP

ANNUAL MEETING OF SHAREHOLDERS

The Ritz-Carlton
2401 East Camelback Road
Phoenix, AZ 85016

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on May 21, 2015.

The shares of Viad Corp common stock you hold in your account will be voted as you specify on the reverse side.

By signing this proxy, you revoke all prior proxies and appoint Steven W. Moster and Albert M. Teplin, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders and all adjournments.

This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted for each proposal.

See reverse for voting instructions.

VIAD
Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/vvi
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 20, 2015.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 20, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR each Proposal.

1. Election of directors:

	FOR	AGAINST	ABSTAIN
1a. Daniel Boggan Jr.	☐	☐	☐
1b. Richard H. Dozer	☐	☐	☐
1c. Robert E. Munzenrider	☐	☐	☐

3. Advisory approval of named executive officer compensation. ☐ For ☐ Against ☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If shares are held in joint tenancy, all joint tenants must sign. Trustees, administrators, etc., must include title and authority. Corporations must provide full name of corporation and title of authorized officer signing this Proxy.